EXHIBIT 4.2
REVOLVING CREDIT
AND
TERM LOAN AGREEMENT



DATED as of July 5, 1994
between
IC LEASING CORPORATION III,
THE FIRST NATIONAL BANK OF BOSTON,

as Agent for itself and the Banks listed on Schedule 1 (the "Banks"),

and

THE BANKS

1.  DEFINITIONS AND RULES OF INTERPRETATION.  1
1.1.  Definitions.  1
1.2.  Rules of Interpretation.  16
2.  THE REVOLVING CREDIT FACILITY.  17
2.1.  Commitment to Lend.  17
2.2.  Commitment Fee.  17
2.3.  Reduction of Total Commitment.  17
2.4.  The Notes.  18
2.5.  Interest on Revolving Credit Loans.  18
2.6.  Requests for Revolving Credit Loans.  20
2.7.  Conversion Options.  20
2.7.1.  Conversion to Different Type of Revolving Credit Loan.  20
2.7.2.  Continuation of Type of Revolving Credit Loan.  21
2.7.3.  Eurodollar Rate Loans.  21
2.8.  Funds for Revolving Credit Loans.  21
2.8.1.  Funding Procedures.  21
2.8.2.  Advances by Agent.  22
2.9.  Change in Borrowing Base.  22
3.  REPAYMENT OF THE REVOLVING CREDIT LOANS.  22
3.1.  Mandatory Repayments of Revolving Credit Loans.  22
3.2.  Optional Repayments of Revolving Credit Loans.  22
4.  THE TERM LOAN.  23
4.1.  Conversion to Term Loan on Term Out Date.  23
4.2.  The Notes.  23
4.3.  Mandatory Payments of Principal of Term Loan.  23
4.4.  Optional Prepayment of Term Loan.  24
4.5.  Interest on Term Loan.  24
4.5.1.  Interest Rates.  24
4.5.2.  Notification by Borrower.  25
4.5.3.  Amounts, etc.  25
5.  CERTAIN GENERAL PROVISIONS.  25
5.1.  Funds for Payments.  25
5.1.1.  Payments to Agent.  25
5.1.2.  No Offset, etc.  25
5.2.  Computations.  26
5.3.  Inability to Determine Eurodollar Rate.  26
5.4.  Illegality.  26
5.5.  Additional Costs, etc.  27
5.6.  Capital Adequacy.  28
5.7.  Certificate.  29
5.8.  Indemnity.  29
5.9.  Interest on Overdue Amounts.  29
6.  SECURITY.  30
6.1.  Security of Borrower.  30
6.2.  Other Security.  30
7.  REPRESENTATIONS AND WARRANTIES.  30
7.1.  Corporate Authority.  30
7.1.1.  Incorporation; Good Standing.  30
7.1.2.  Authorization.  30
7.1.3.  Enforceability.  31
7.2.  Governmental Approvals.  31
7.3.  Title to Properties; Leases.  31
7.4.  Projections.  31
7.5.  No Material Changes, etc.  31
7.6.  Franchises, Patents, Copyrights, etc.  32
7.7.  Litigation.  32
7.8.  No Materially Adverse Contracts, etc.  32
7.9.  Compliance With Other Instruments, Laws, etc.  32
7.10.  Tax Status.  32
7.11.  No Event of Default.  33
7.12.  Holding Company and Investment Company Acts.  33
7.13.  Absence of Financing Statements, etc.  33
7.14.  [Intentionally Omitted].33
7.15.  Certain Transactions.  33
7.16.  Employee Benefit Plans.  34
7.16.1.  In General.  34
7.16.2.  [Intentionally Omitted]34
7.16.3.  Guaranteed Pension Plans.  34
7.16.4.  Multiemployer Plans.  35
7.17.  Use of Proceeds; Regulations U and X.  35
7.18.  Environmental Compliance.  35
7.19.  Subsidiaries, etc.  37
7.20.  Bank Accounts.  37
7.21.  Fiscal Year.  37
8.  AFFIRMATIVE COVENANTS OF THE BORROWER.  37
8.1.  Punctual Payment.  37
8.2.  Maintenance of Office.  37
8.3.  Records and Accounts.  37
8.4.  Financial Statements, Certificates and Information.  37
8.5.  Notices.  39
8.5.1.  Defaults.  39
8.5.2.  Environmental Laws and Events.  39
8.5.3.  [Intentionally Omitted].40
8.5.4.  Notice of Litigation and Judgments.  40
8.6.  Corporate Existence; Maintenance of Properties.  40
8.7.  Insurance.  40
8.8.  Taxes.  40
8.9.  Inspection of Properties and Books, etc.  41
8.9.1.  General.  41
8.9.2.  Appraisals.  41
8.9.3.  Communication with Accountants.  42
8.10.  Compliance with Laws, Contracts, Licenses, and Permits.  42
8.11.  Employee Benefit Plans.  42
8.12.  Use of Proceeds.  42
8.13.  Bank Accounts.  43
8.14.  Advantageous Agreements.  43
8.15.  Further Assurances.  43
8.16.  Opinion of Counsel.  43
9.  CERTAIN NEGATIVE COVENANTS OF THE BORROWER.  44
9.1.  Restrictions on Indebtedness.  44
9.2.  Restrictions on Liens.  45
9.3.  Restrictions on Investments.  47
9.4.  Distributions.  47
9.5.  Merger, Consolidation.  48
9.5.1.  Mergers and Acquisitions.  48
9.5.2.  Disposition of Assets.  48
 9.6.  Sale and Leaseback.  48
9.7.  [Intentionally Omitted].49
9.8.  Employee Benefit Plans.  49
9.9.  Bank Accounts.  49
9.10.  Approved Leases.  49
9.11.  Fiscal Year.  50
10.  FINANCIAL COVENANTS OF THE BORROWER.  50
10.1.  Earnings Before Interest and Taxes to Total
         Interest Expense Ratio.  50
10.2.  Debt Service Coverage Ratio.  50
10.3.  Liabilities to Tangible Net Worth Ratio.  50
10.4.  Consolidated Tangible Net Worth.  51
10.5.  Lease Value Ratio.  51
11.  CLOSING CONDITIONS.  51
11.1.  Loan Documents.  51
11.2.  Certified Copies of Charter Documents.  51
11.3.  Corporate Action.  51
11.4.  Incumbency Certificate.  51
11.5.  Validity of Liens.  51
11.6.  UCC Search Results.  52
11.7.  Certificates of Insurance.  52
11.8.  Borrowing Base Report.  52
11.9.  [Intentionally Omitted].  52
11.10.  Disbursement Instructions.  52
11.11.  Fees and Expenses.  52
11.12.  Certificate Regarding Lease Value Ratio and Rating.  52
11.13.  Notices Under Acquisition Documents.  52
11.14.  Proceedings and Documents.  53
12.  CONDITIONS TO ALL BORROWINGS.  53
12.1.  Representations True; No Event of Default.  53
12.2.  No Legal Impediment.  53
12.3.  Loan Request.  53
12.4.  [Intentionally Omitted].54
12.5.  Borrowing Base Report.  54
13.  EVENTS OF DEFAULT; ACCELERATION; ETC.  54
13.1.  Events of Default and Acceleration.  54
13.2.  Termination of Commitments.  58
13.3.  Remedies.  58
13.4.  Distribution of Collateral Proceeds.  58
14.  SETOFF.  59
15.  THE AGENT.  60
15.1.  Authorization.  60
15.2.  Employees and Agents.  60
15.3.  No Liability.  60
15.4.  No Representations.  60
15.5.  Payments.  61
15.5.1.  Payments to Agent.  61
15.5.2.  Distribution by Agent.  61
15.5.3.  Delinquent Banks.  61
15.6.  Holders of Notes.  62
15.7.  Indemnity.  62
15.8.  Agent as Bank.  62
15.9.  Resignation.  62
15.10.  Notification of Defaults and Events of Default.  63
16.  EXPENSES.  63
17.  INDEMNIFICATION.  63
18.  SURVIVAL OF COVENANTS, ETC.  64
19.  ASSIGNMENT AND PARTICIPATION.  65
19.1.  Conditions to Assignment by Banks.  65
19.2.  Certain Representations and Warranties;
          Limitations; Covenants.  65
19.3.  Register.  66
19.4.  New Notes.  67
19.5.  Participations.  67
19.6.  Disclosure.  67
19.7.  Assignee or Participant Affiliated with the Borrower.  68
19.8.  Miscellaneous Assignment Provisions.  68
19.9.  Assignment by Borrower.  69
20.  NOTICES, ETC.  69
21.  GOVERNING LAW.  69
22.  HEADINGS.  70
23.  COUNTERPARTS.  70
24.  ENTIRE AGREEMENT, ETC.  70
25.  WAIVER OF JURY TRIAL.  70
26.  CONSENTS, AMENDMENTS, WAIVERS, ETC.  70
27.  SEVERABILITY.  71



REVOLVING CREDIT
AND
TERM LOAN AGREEMENT


This REVOLVING CREDIT AND TERM LOAN AGREEMENT (this "Credit Agreement") is made as of July 5, 1994, by and among IC LEASING CORPORATION III (the "Borrower"), a Nevada corporation having its principal place of business at 6900 Westcliff Drive, Las Vegas, Nevada 89128, THE FIRST NATIONAL BANK OF BOSTON, a national banking association and the other lending institutions listed on Schedule 1, and THE FIRST NATIONAL BANK OF BOSTON as agent for itself and such other lending institutions.


  DEFINITIONS AND RULES OF INTERPRETATION.

  Definitions.


The following terms shall have the meanings set forth in this Sect.1 or elsewhere in the provisions of this Credit Agreement referred to below:

Acquired Chrysler Assets. Certain rolling stock, leases and related assets acquired by the Borrower pursuant to the Acquisition Documents.

Acquisition Documents. That certain Asset Purchase Agreement, dated as of December 3, 1993, by and between CRTC and Allied, the CFC Guaranty referred to therein, the related Asset Sale Agreement, dated as of December 3, 1993, by and between Allied and the


Borrower, and all other agreements and documents required to be entered into or delivered pursuant to any of such agreements or in connection with the acquisition by the Borrower of the Acquired Chrysler Assets, as any of the same may be from time to time amended, modified, supplemented or restated and in effect.

Adjustment Date.  See Sect.2.5(e).

Affiliate. In relation to any particular Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with") shall mean the power, directly or indirectly, to (a) vote 10% or more of the outstanding stock having ordinary voting power for the election of directors of such Person, or (b) direct the management or policies of such Person, whether by contract or otherwise.

Agency Account Agreement(s).  Those certain Agency Account
Agreements entered into pursuant to the provisions of Sect.8.13 hereof from time to time by the Borrower, the Agent and certain financial institutions with which the Borrower maintains depository accounts, as any of the same may be from time to time amended, modified, supplemented or restated and in effect.


Agent's Head Office.  The Agent's head office located at 100
Federal Street, Boston, Massachusetts 02110, or at such other location as the Agent may designate from time to time.


Agent. The First National Bank of Boston acting as agent for the Banks.


Agent's Special Counsel. Bingham, Dana & Gould or such other counsel as may be approved by the Agent.


Allied.  Allied Railcar Company, an Illinois corporation.
Applicable Margin.  See Sect.2.5(d).


Approved Leases.
Leases of railcars owned by the Borrower which are (a) leased to ICR under an existing fixed rate net lease agreement heretofore approved by the Agent having a term which extends at least three
(3) years after the Closing Date and which may be subject to (i) existing rights of car hire by ICR or by third parties or (ii)
existing leases or subleases   from the Borrower to third parties,
(b) leased to Waterloo under an existing fixed rate net lease agreement heretofore approved by the Agent having a term extending at least three (3) years after the Closing Date and which may be subject to (i) existing rights of car hire by ICR or by third parties or (ii) existing leases or subleases from the Borrower to third parties, or (c) such other leases according to such terms and with such lessees as shall have been approved by the Agent in writing prior to the Borrower having entered into such leases.


Assignment and Acceptance.  See Sect.19.1.


Banks. FNBB and the other lending institutions listed on Schedule 1 hereto and any other Person who becomes an assignee of any rights and obligations of a Bank pursuant to Sect.19.


Base Rate. The higher of (i) the annual rate of interest announced from time to time by FNBB at its head office in Boston, Massachusetts, as its "base rate" and (ii) one-half of one percent (1/2%) above the Federal Funds Effective Rate. For the purposes of this definition, "Federal Funds Effective Rate" shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three funds brokers of recognized standing selected by the Agent.


Base Rate Loans. Revolving Credit Loans and all or any portions of the Term Loan bearing interest calculated by reference to the Base Rate.


Borrower.  As defined in the preamble hereto.


Borrowing Base.  At the relevant time of reference thereto, an amount equal to the sum of (A) an amount determined by the Agent by reference to the most recent Borrowing Base Report delivered to the Banks and the Agent pursuant to Sect.8.4(e), which is equal to the sum of 80% of the net book value, as determined in accordance with
generally   accepted accounting principles, of all railcars owned
by the Borrower which are, to the best of the Borrower's knowledge
(a) located in the United States of America (except for temporary or incidental use in Canada or Mexico), (b) subject to a first-priority perfected security interest in favor of the Agent,
(c) subject to no other Liens other than Permitted Liens (excluding for this purpose Permitted Liens referred to in clauses (e), (f),
(i) or (j) of Sect.9.2 hereof), and (d) in good, usable condition; provided, however, that for purposes of determining the net book value of such railcars, such railcars shall in any event be depreciated on a straight line basis over a period of no more than twenty (20) years, plus (B) only during the period commencing on July 6, 1994, and ending on August 5, 1994, cash collateral provided by the Borrower to the Agent, not exceeding $365,000, held in a blocked account with the Agent.


Borrowing Base Report. A Borrowing Base Report signed by the chief financial officer of the Borrower and in substantially the form of Exhibit A hereto.

Bridge Loan. The loan made by FNBB to the Borrower in two advances pursuant to that certain Amended and Restated Demand Promissory Note dated as of December 3, 1993, amended and restated as of January 3, 1994, executed by the Borrower in favor of FNBB in the principal amount of $21,715,000.


Business Day. Any day on which banking institutions in Boston, Massachusetts, are open for the transaction of banking business and, in the case of Eurodollar Rate Loans, also a day which is a Eurodollar Business Day.


Capital Assets. Fixed assets, both tangible (such as land, buildings, fixtures, machinery and equipment) and intangible (such as patents, copyrights, trademarks, franchises and good will); provided that Capital Assets shall not include (a) any item customarily charged directly to expense or depreciated over a useful life of twelve (12) months or less in accordance with generally accepted accounting principles or (b) any goods intended to be sold or leased to others.


Capital Expenditures. Amounts paid or indebtedness incurred by the Borrower or any of its Subsidiaries in connection with the purchase or lease by the Borrower or any of its Subsidiaries of Capital Assets that would be required to be capitalized and shown on the balance sheet of such Person in accordance with generally accepted accounting principles, excluding, whether or not classified as
capital expenditures under generally accepted   accounting
principles, amounts paid in respect of the purchase of railcars or other assets to be held for sale or lease to others.


Capitalized Leases. Leases under which the Borrower or any of its Subsidiaries is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with generally accepted accounting principles.


Casualty Occurrence. (a) the loss or total destruction of any railcars of the Borrower, (b) damage to any such railcar to any extent which makes the repair of such railcar uneconomical or which renders such railcar unfit for normal use, or (c) any casualty occurrence, event of loss or similar occurrence under any lease by the Borrower to any other Person.


CERCLA.  See Sect.7.18.
CFC.  Chrysler Financial Corporation.

Closing Date. The first date on which the conditions set forth in Sect. 11 have been satisfied, or otherwise waived in writing by the Agent, and on which any Revolving Credit Loans are to be made.

Code.  The Internal Revenue Code of 1986.

Collateral. All of the property, rights and interests of the Borrower (excluding the Borrower's rights under and in respect of the Option Agreements) that are or are intended to be subject to the security interests created by the Security Documents.


Collateral Assignment of Acquisition Documents. The Collateral Assignment of Acquisition Documents dated as of the date hereof between the Borrower and the Agent and in form and substance satisfactory to the Banks and the Agent, as the same may be amended, modified, supplemented or restated and in effect from time to time.
Commitment.  With respect to each Bank at any time, the amount set
forth at such time   on Schedule 1 hereto as the amount of such
Bank's commitment to make Loans to the Borrower, as the same may be reduced by the Borrower from time to time; or if such commitment is terminated pursuant to the provisions hereof, zero.


Commitment Percentage. With respect to each Bank at any time, the percentage set forth at such time on Schedule 1 hereto as such Bank's percentage of the aggregate Commitments of all of the Banks. Consolidated or consolidated. With reference to any term defined herein, shall mean thatterm as applied to the accounts of the Borrower and its Subsidiaries, consolidated in accordance with generally accepted accounting principles.


Consolidated Maturing Debt. With respect to any period, an amount equal to the sum of all payments of principal on Indebtedness (other than as described in Sect.9.1(b) hereof and other than Indebtedness in respect of the Loans) that become due and payable or that are to become due and payable during such period pursuant to any agreement or instrument to which the Borrower or any of its Subsidiaries is a party relating to the borrowing of money, the obtaining of credit, the deferred portion of the purchase price for any property, or in respect of Capitalized Leases. Demand obligations shall be deemed to be due and payable during any fiscal period during which such obligations are outstanding.


Consolidated Net Income (or Deficit). The consolidated net income (or deficit) of the Borrower and its Subsidiaries, after deduction of all expenses, taxes, and other proper charges, determined in accordance with generally accepted accounting principles.


Consolidated Net Operating Income (or Deficit).  Consolidated Net
Income (or Deficit), after eliminating therefrom all extraordinary nonrecurring items of income or loss.


Consolidated Operating Cash Flow. For any period, an amount equal to (i) the sum of (A) Earnings Before Interest and Taxes for such period, plus (B) depreciation, amortization and all other noncash charges for such period, less (ii) the sum of (A) cash payments for all taxes (or cash payments in respect of taxes made pursuant to the Tax Sharing Agreement to the extent not already deducted from Earnings Before Interest and Taxes) paid during such period, plus
(B) Capital Expenditures (excluding Capital Expenditures financed through the incurrence of purchase money indebtedness permitted under Sect.9.1(g) or through Loans made to the Borrower hereunder) made during such period.


Consolidated Tangible Net Worth. The excess of Consolidated Total Assets over Consolidated Total Liabilities, and less the sum of:

(a) the total book value of all assets of the Borrower and its Subsidiaries properly classified as intangible assets under generally accepted accounting principles, including such items as goodwill, the purchase price of acquired assets in excess of the fair market value thereof, trademarks, trade names, service marks, brand names, copyrights, patents and licenses, and rights with respect to the foregoing; plus

(b) all amounts representing any write-up in the book value of any assets of the Borrower or its Subsidiaries resulting from a revaluation thereof subsequent to December 31, 1993, excluding adjustments to translate foreign assets and liabilities for changes in foreign exchange rates made in accordance with Financial
Accounting Standards Board Statement No. 52; plus

(c) to the extent otherwise includable in the computation of Consolidated Tangible Net Worth, any subscriptions receivable.

Consolidated Total Assets. All assets of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles.

Consolidated Total Interest Expense. For any period, the aggregate amount of interest required to be paid or accrued by the Borrower and its Subsidiaries (without duplication) during such period on all Indebtedness of the Borrower and its Subsidiaries outstanding during all or any part of such period as determined in accordance with generally accepted accounting principles, including payments consisting of interest in respect of Capitalized Leases and including, to the extent classified as interest expense under
generally accepted   accounting principles, all commitment fees,
agency fees, facility fees, and similar fees or expenses in connection with the borrowing of money.

Consolidated Total Liabilities. All liabilities of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles.

Conversion Request. A notice given by the Borrower to the Agent of the Borrower's election to convert or continue a Loan in accordance with Sect.2.7.

Credit Agreement. This Revolving Credit and Term Loan Agreement, including the Schedules and Exhibits hereto, as the same may be amended, modified, supplemented or restated and in effect from time to time.

Credit Agreement Maturing Debt. For purposes of calculating the ratio described in Sect.10.2 hereof (the "Debt Service Coverage
Ratio") for any fiscal period described in such Sect.10.2 and ending on any date of calculation described in the following clauses (a) through (h), Credit Agreement Maturing Debt shall be calculated as follows:
(a)   for the purpose of calculating the Debt Service Coverage
Ratio as of September 30, 1994, the Credit Agreement Maturing Debt shall be equal to the average daily amount of aggregate Revolving Credit Loans outstanding during the fiscal quarter ended as of such date multiplied by 1/20;
(b)   for the purpose of calculating the Debt Service Coverage
Ratio as of December 31, 1994, the Credit Agreement Maturing Debt shall be equal to the average daily amount of aggregate Revolving Credit Loans outstanding during the two consecutive fiscal quarters ended as of such date multiplied by 1/10;
(c)   for the purpose of calculating the Debt Service Coverage
Ratio as of March 31, 1995, the Credit Agreement Maturing Debt shall be equal to the average daily amount of aggregate Revolving Credit Loans outstanding during the three consecutive fiscal quarters ended as of such date multiplied by 3/20;
(d)   for the purpose of calculating the Debt Service Coverage
Ratio as of June 30, 1995 and as of each fiscal quarter ending date occurring thereafter prior to September 30, 1996, the Credit Agreement Maturing Debt shall be equal to the average daily amount of aggregate Revolving Credit Loans outstanding during the four consecutive fiscal quarters ended as of any such fiscal quarter ending date of calculation multiplied by 1/5;
(e)   for the purpose of calculating the Debt Service Coverage
Ratio as of September 30, 1996, the Credit Agreement Maturing Debt shall be equal to the sum of (i) the average daily amount of aggregate Revolving Credit Loans outstanding during the three consecutive fiscal quarters ended as of June 30, 1996 multiplied by 3/20 plus (ii) all amounts of principal with respect to the Term
Loan which shall be due and payable during the fiscal quarter ending as of September 30, 1996;
(f)      for the purpose of calculating the Debt Service Coverage
Ratio as of December 31, 1996, the Credit Agreement Maturing Debt shall be equal to the sum of (i) the average daily amount of aggregate Revolving Credit Loans outstanding during the two consecutive fiscal quarters ended as of June 30, 1996 multiplied by 1/10 plus (ii) all amounts of principal with respect to the Term Loan which shall be due and payable during the two consecutive fiscal quarters ending as of December 31, 1996;
(g)   for the purpose of calculating the Debt Service Coverage
Ratio as of March 31, 1997, the Credit Agreement Maturing Debt shall be equal to the sum of (i) the average daily amount of aggregate Revolving Credit Loans outstanding during the fiscal quarter ended as of June 30, 1996 multiplied by 1/20 plus (ii) all amounts of principal with respect to the Term
Loan which shall be due and payable during the three consecutive fiscal quarters ending as of March 31, 1996; and
(h)for the purpose of calculating the Debt Service Coverage Ratio as of June 30, 1997 and as of each fiscal quarter ending date occurring thereafter, the Credit Agreement Maturing Debt shall be equal to all amounts of principal with respect to the Term Loan which shall be due and payable during the four consecutive fiscal quarters ending as such fiscal quarter ending date of calculation;

CRTC. Chrysler Rail Transportation Corporation, a Delaware corporation.

Debt Service Coverage Ratio.  See the definition of Credit
Agreement Maturing Debt.

Default.  See Sect.13.

Distribution. The payment by any Person of any dividends, distributions or other payments to its shareholders as such, other than distributions or allocations of common stock of such Person; the declaration or payment of any dividend on or in respect of any shares of any class of capital stock of any Person, other than dividends payable solely in shares of common stock of such Person; or the purchase, redemption, or other retirement of any shares of any class of capital stock of any Person, directly or indirectly, through a Subsidiary or otherwise, other than solely through the issuance of the capital stock of such Person; the return of capital by any Person to its shareholders as such; or any other distribution on or in respect of any shares of any class of capital stock of any Person.

Dollars or $. Dollars in lawful currency of the United States of America.

Domestic Lending Office. Initially, the office of each Bank designated as such in Schedule 1 hereto; thereafter, such other office of such Bank, if any, located within the United States that will be making or maintaining Base Rate Loans.

Drawdown Date. The date on which any Revolving Credit Loan or the Term Loan is made or is to be made, and the date on which any Revolving Credit Loan is converted or continued in accordance with Sect.2.7 or all or any portion of the Term Loan is converted or continued in accordance with Sect.4.5.2.

Earnings Before Interest and Taxes. The Consolidated Net Operating Income (or Deficit) of the Borrower and its Subsidiaries for any period (but excluding therefrom all income or loss from the sale of railcars by the Borrower whether or not such income or loss is classified as extraordinary) before payment or provision for any income taxes, income tax expenses, payments in respect of taxes pursuant to the Tax Sharing Agreement, interest expense or other Consolidated Total Interest Expense (all without duplication) for such period, determined in accordance with generally accepted accounting principles.

Eligible Assignee. Any of (i) a commercial bank or finance company organized under the laws of the United States, or any State thereof
or the District of Columbia, and   having total assets in excess of
$1,000,000,000; (ii) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof or the District of Columbia, and having a net worth of at least $100,000,000, calculated in accordance with generally accepted accounting principles; (iii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having total assets in excess of $1,000,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD; (iv) the central bank of any country which is a member of the OECD; and (v) if, but only if, an Event of Default has occurred and is continuing, any other bank, insurance company, commercial finance company or other financial institution or other Person approved by the Agent, such approval not to be unreasonably withheld.

Employee Benefit Plan. Any employee benefit plan within the meaning of Sect.3(3) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate, other than a Multiemployer Plan.

Environmental Laws.  See Sect.7.18(a).
ERISA.  The Employee Retirement Income Security Act of 1974.

ERISA Affiliate. Any Person which is treated as a single employer with the Borrower under Sect.414 of the Code.

ERISA Reportable Event. A reportable event with respect to a Guaranteed Pension Plan within the meaning of Sect.4043 of ERISA and the regulations promulgated thereunder as to which the requirement of notice has not been waived.

Eurocurrency Reserve Rate. For any day with respect to a Eurodollar Rate Loan, the maximum rate (expressed as a decimal) at which a member bank of the Federal Reserve System in New York City with deposits exceeding $1 billion would be required to maintain reserves under Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulations relating to such reserve requirements) against "Eurocurrency Liabilities" (as that term is used in Regulation D), if such liabilities were outstanding. The Eurocurrency Reserve Rate shall be adjusted automatically on and as of the effective date of any
change in the Eurocurrency Reserve   Rate.

Eurodollar Business Day. Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London or such other eurodollar interbank market as may be selected by the Agent in its sole discretion acting in good faith.

Eurodollar Lending Office. Initially, the office of each Bank designated as such in Schedule 1 hereto; thereafter, such other office of such Bank, if any, that shall be making or maintaining
Eurodollar Rate Loans.

Eurodollar Rate. For any Interest Period with respect to a Eurodollar Rate Loan, the rate of interest equal to (i) the arithmetic average of the rates per annum for each Reference Bank (rounded upwards to the nearest 1/16 of one percent) of the rate at which such Reference Bank's Eurodollar Lending Office is offered Dollar deposits two Eurodollar Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations of such Eurodollar Lending Office are customarily conducted at or about 10:00 a.m., local time in such interbank eurodollar market, for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of the Eurodollar Rate Loan of such Reference Bank to which such Interest Period applies, divided by (ii) a number equal to 1.00 minus the Eurocurrency Reserve Rate, if applicable.

Eurodollar Rate Loans. Revolving Credit Loans and all or any portion of the Term Loan bearing interest calculated by reference to the Eurodollar Rate.

Event of Default.  See Sect.13.

FNBB. The First National Bank of Boston in its individual capacity.

Generally accepted accounting principles. (i) When used in Sect.10, whether directly or indirectly through reference to a capitalized term used therein, means (A) principles that are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, in effect for the fiscal year ended on December 31, 1993, and (B) to the extent consistent with
such principles, the accounting practice   of the Borrower
reflected in its financial statements for the year ended December 31, 1993, and (ii) when used in general, other than as provided above, means principles that are (A) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time and (B) consistently applied with past financial statements of the Borrower adopting the same principles, provided that in each case referred to in this definition of "generally accepted accounting principles" a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than a qualification regarding changes in generally accepted accounting principles) as to financial statements in which such principles have been properly applied.


Guaranteed Pension Plan. Any employee pension benefit plan within the meaning of Sect.3(2) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.


Hazardous Substances.  See Sect.7.18(b).

HAZMAT.  See Sect.7.18(a).

IC. Illinois Central Corporation, a Delaware corporation.

ICR.  Illinois Central Railroad Company, a Delaware corporation

Indebtedness. (a) all debt and similar monetary obligations, whether direct or indirect (including, without limitation, obligations under Capitalized Leases); (b) all Indebtedness of others secured by any mortgage, pledge, security interest, lien, charge, or other encumbrance existing on property owned or acquired subject thereto, whether or not the Indebtedness secured thereby shall have been assumed; (c) all guarantees, endorsements and other contingent obligations, whether direct or indirect, in respect of Indebtedness of others, including any obligation to supply funds to or in any manner to invest in, directly or indirectly, the debtor, to purchase Indebtedness, or to assure the owner of Indebtedness against loss, through an agreement to purchase goods, supplies, or services for the purpose of enabling the debtor to make payment of the Indebtedness held by such owner or otherwise; and (d) the obligations to reimburse the issuer in respect of any letters of credit.

Interest Payment Date. (i) As to any Base Rate Loan, the last day of each calendar quarter, including without limitation, the calendar quarter which includes the Drawdown Date thereof; and (ii) as to any Eurodollar Rate Loan, the last day of the Interest Period in respect thereof.


Interest Period. With respect to each Revolving Credit Loan and the applicable portions of the Term Loan, (i) initially, the period commencing on the Drawdown Date of such Loan and ending on the last day of one of the periods set forth below, as selected by the Borrower in a Loan Request (A) for any Base Rate Loan, the last day of the calendar quarter; and (B) for any Eurodollar Rate Loan, 1, 2, or 3 months; and (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Loan and ending on the last day of one of the periods set forth above, as selected by the Borrower in a Conversion Request;
provided that all of the foregoing provisions relating to Interest Periods are subject to the following:
(a) if any Interest Period with respect to a Eurodollar Rate Loan would otherwise end on a day that is not a Eurodollar Business Day, that Interest Period shall be extended to the next succeeding Eurodollar Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Eurodollar Business Day;
(b) if any Interest Period with respect to a Base Rate Loan would end on a day that is not a Business Day, that Interest Period shall end on the next succeeding Business Day;
(c) if the Borrower does not give notice as provided in Sect.2.7, the Borrower shall be deemed to have requested a conversion of the affected Eurodollar Rate Loan to a Base Rate Loan and the continuance of all Base Rate Loans as Base Rate Loans on the last day of the then current Interest Period with respect thereto;
(d)  any Interest Period that begins on the last Eurodollar
Business Day of a calendar
month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Eurodollar Business Dayof a calendar month; and
(e) any Interest Period relating to any Eurodollar Rate Loan that would otherwise extend beyond the Maturity Date shall end on the Maturity Date.

Investments. The aggregate of all expenditures made for the acquisition of stock (except redemptions or repurchases by a corporation of any shares of its capital stock) or Indebtedness of any Person, all loans, advances, capital contributions to any Person and all guarantees (or other commitments as described under Indebtedness) of obligations of, any Person, except accounts receivable arising in the ordinary course of business. In determining the aggregate amount of Investments outstanding at any particular time, (a) the amount of any Investment represented by a guarantee shall be taken at not less than the aggregate amount of the obligations guaranteed and still outstanding, (b) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid, (c) there shall be deducted in respect of each such Investment any amount received as a return of capital, (d) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (b) may be deducted when paid, and (e) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof.

Lease Value Ratio. At any time of reference, the ratio of the Net Present Value of Scheduled Lease Payments to the aggregate outstanding principal amount of all Loans at such time of reference.

Lien. Any mortgage, lien, charge, security interest or other encumbrance of any kind upon any property or assets of any character, or upon the income or profits therefrom, any conditional sale or other title retention agreement, device or arrangement (including capitalized leases), or any sale, assignment, pledge or other transfer for security of any accounts, general intangibles or chattel paper, with or without recourse.

Loan Documents.  This Credit Agreement, the Notes and the Security
Documents.

Loan Request.  See Sect.2.6.

Loans.  The Revolving Credit Loans and the Term Loan.

Majority Banks. As of any date, the Banks holding at least sixty percent (60%) of the outstanding principal amount of the Notes on such date; and if no such principal is outstanding, the Banks whose aggregate Commitments constitutes at least sixty percent (60%) of the Total Commitment.

Maturity Date.  June 30, 2001.

Moody's.  Moody's Investors Service, Inc.

Multiemployer Plan. Any multiemployer plan within the meaning of Sect.3(37) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate.

Net Present Value of Scheduled Lease Payments. As of any date of reference, the net present value of all present or future obligations of ICR, Waterloo and all other lessees under any Approved Leases of railcars owned by the Borrower, other than obligations that can be terminated by the giving of notice without liability to ICR, Waterloo or such other lessee, as the case may be, in excess of the liability for rent due as of the date on which such notice is given and under which no penalty or premium is paid as a result of any such termination. Such net present value shall be calculated by the Borrower in accordance with generally accepted financial practices by reference to a discount rate equal to the Treasury Rate (as hereinafter defined) plus one percent (1%) per annum. For the purposes of this provision, "Treasury Rate" means the yield to maturity (based on a 365 or 366 day year and rounded to three decimal places), as of such date of reference, of the most recently auctioned issue of direct obligations of the United States which is then actively traded in a recognized market and which has a five (5) year maturity.

Notes.  See Sect.2.4.

Obligations. All indebtedness, obligations and liabilities of the Borrower to any of the Banks and the Agent, whether existing on the date of this Credit Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Credit Agreement or any of the other Loan Documents or in respect of any of the Loans or any of the Notes or other instruments at any time evidencing any thereof.

Option Agreements. Those certain Option Agreements dated as of the date hereof etween the Borrower and ICR, and as any of them may be amended, modified, supplemented or restated from time to time. outstanding. With respect to the Loans, the aggregate unpaid principal thereof as of any date of determination.

PBGC. ThePension Benefit Guaranty Corporation created by Sect.4002 of ERISA and any successor entity or entities having similar responsibilities.

Perfection Certificate. The Perfection Certificate delivered to the Agent on the Closing Date in connection with the Security
Agreement. Permitted Liens. Liens, security interests and other encumbrances permitted by Sect.9.2.

Person. Any individual, corporation, partnership, trust, unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.

Pledgor. IC Financial Services Corporation, a Delaware corporation.

Rated Debt. ICR's 1993 Senior Notes (as defined in the Amended and Restated Revolving Credit Agreement dated as of October 27, 1993 among ICR, the Agent and certain other lenders, as in effect on the date hereof).

Rating. The lower of the rating by Moody's or by S&P of the Rated Debt, provided that (i) if either Moody's or S&P shall not have in effect a Rating for the Rated Debt (other than because such rating agency shall no longer be in the business of rating corporate debt obligations), the Rating shall be deemed to be the Rating of the other rating agency in respect of Rated Debt, (ii) if both Moody's
and S&P shall not have in effect a Rating   for the Rated Debt
(other than because such rating agencies shall no longer be in the business of rating corporate debt obligations or because no Rated Debt shall be outstanding), then no Rating shall be deemed to be available for purposes of determining the Applicable Margin, (iii) if the rating system of Moody's or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, or if no Rated Debt shall be outstanding, then the Borrower and the Banks shall negotiate in good faith to amend the references to specific ratings in the provisions hereof for determining the Applicable Margin to reflect such changed rating system, the non-availability of ratings from such rating agency, or the repayment of all Rated Debt outstanding, as applicable, and (iv) to determine the lower of the rating of Rated Debt by Moody's and by S&P, the S&P ratings set forth in the chart below shall be deemed to be equivalent to the Moody's rating set forth opposite such S&P rating:

      S&P                                 Moody's

      A                                   A2
      A-                                  A3
      BBB+                                Baa1
      BBB                                 Baa2
      BBB-                                Baa3
      BB+                                 Ba1
      BB                                  Ba2

Ratio Calculation Date.  See Sect.2.5(d).

Real Estate. All real property at any time owned or leased (as lessee or sublessee) by the Borrower or any of its Subsidiaries.

Record. The grid attached to a Note, or the continuation of such grid, or any other similar record, including computer records, maintained by any Bank with respect to any Loan referred to in such Note.

Reference Banks. FNBB and any other Bank which shall from time to time be appointed to act as Reference Bank pursuant to the provisions of Sect.19.8 hereof. Revolving Credit Loans. Revolving credit loans made or to be made by the Banks to the Borrower pursuant to Sect.2.

S&P.  Standard & Poors Corporation.

Security Agreement. The Amended and Restated Security Agreement and Chattel Mortgage dated as of the date hereof between the Borrower and the Agent, in form and substance satisfactory to the Banks and the Agent, and as the same may be amended, modified, supplemented or restated and in effect from time to time.

Security Documents.  The Security Agreement, the Agency Account
Agreements, the Stock Pledge Agreement, and the Collateral
Assignment of Acquisition Documents.

Stock Pledge Agreement. The Stock Pledge Agreement dated as of the date hereof between the Pledgor and the Agent and in form and substance satisfactory to the Banks and the Agent, and as the same may be amended, modified, supplemented or restated and in effect from time to time. Subsidiary. Any corporation, association, trust, or other business entity of which the designated parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes) of the outstanding Voting Stock. Tax Sharing Agreement. That certain Tax Sharing Agreement to be entered into among IC and each of its Subsidiaries, in form and substance reasonably satisfactory to the Agent, and as the same may be from time to time amended, modified, supplemented or restated from time to time. Term Loan. The term loan made or deemed to be made by the Banks to the Borrower on the Term Out Date in an amount equal to the aggregate outstanding principal amount of the Revolving Credit Loans as of the Term Out Date pursuant to Sect.4.1.

Term Out Date.  July 5, 1996.

Total Commitment. The sum of the Commitments of the Banks, as in effect from time to time. The initial amount of the Total
Commitment is $25,000,000, as of the date hereof.

Type.  As to any Revolving Credit Loan or all or any portion of the
Term Loan, its   nature as a Base Rate Loan or a Eurodollar Rate
Loan.

Voting Stock. Stock or similar interests, of any class or classes (however designated), the holders of which are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the corporation, association, trust or other business entity involved, whether or not the right so to vote exists by reason of the happening of a contingency.

Waterloo.  Waterloo Railway Company, a Delaware corporation.




(a) A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this
Credit Agreement.
(b)  The singular includes the plural and the plural includes the singular.
(c)  A reference to any law includes any amendment or modification to such law.
(d)  A reference to any Person includes its permitted successors and permitted assigns.
(e)  Accounting terms not otherwise defined herein have the
meanings assigned to them by generally accepted accounting
principles applied on a consistent basis by the accounting entity to which they refer.
(f)  The words "include", "includes" and "including" are not limiting.
(g) All terms not specifically defined herein or by generally accepted accounting principles, which terms are defined in the
Uniform Commercial Code as in effect in the   Commonwealth of
Massachusetts, have the meanings assigned to them therein, with the term "instrument" being that defined under Article 9 of the Uniform Commercial Code.
(h) Reference to a particular "Sect." refers to that section of this Credit Agreement unless otherwise indicated.
(i) The words "herein", "hereof", "hereunder" and words of like import shall refer to this Credit Agreement as a whole and not to any particular section or subdivision of this Credit Agreement.


  THE REVOLVING CREDIT FACILITY.


  Commitment to Lend.


Subject to the terms and conditions set forth in this Credit Agreement, each of the Banks severally agrees to lend to the Borrower and the Borrower may borrow, repay, and reborrow from time to time between the Closing Date and the Term Out Date upon notice by the Borrower to the Agent given in accordance with Sect.2.6, such sums as are requested by the Borrower up to a maximum aggregate principal amount outstanding (after giving effect to all amounts requested) at any one time equal to such Bank's Commitment, provided that the sum of the outstanding amount of the Revolving Credit Loans (after giving effect to all amounts requested) shall not at any time exceed the lesser of
(i) the Total Commitment and (ii) the Borrowing Base.  The
Revolving Credit Loans shall be made pro rata in accordance with each Bank's Commitment Percentage. Each request for a Revolving Credit Loan hereunder shall constitute a representation and warranty by the Borrower that the conditions set forth in Sect.11 and Sect.12, in the case of the initial Revolving Credit Loans to be made on the Closing Date, and Sect.12, in the case of all other Revolving Credit Loans, have been satisfied on the date of such request.


  Commitment Fee.

The Borrower agrees to pay to the Agent for the accounts of the Banks in accordance with their respective Commitment Percentages a commitment fee calculated at the rate of three eighths of one percent (3/8%) per annum on the average daily amount during each calendar quarter or portion thereof from the Closing Date to the Term Out Date by which the Total Commitment exceeds the outstanding amount of Revolving Credit Loans during such calendar quarter. The commitment fee shall be payable quarterly in arrears on the first day of each calendar quarter for the immediately preceding calendar quarter commencing on the first such date following the date hereof, with a final payment on the Term Out Date or any earlier date on which the Commitments shall terminate.


  Reduction of Total Commitment.


The Borrower shall have the right at any time and from time to time upon five (5) Business Days prior written notice to the Agent to reduce by $1,000,000 or an integral multiple of $500,000 in excess thereof or terminate entirely the unborrowed portion of the Total Commitment, whereupon the Commitments of the Banks shall be reduced pro rata in accordance with their respective Commitment Percentages of the amount specified in such notice or, as the case may be, terminated. Promptly after receiving any notice of the Borrower delivered pursuant to this Sect.2.3, the Agent will notify the Banks of the substance thereof. Upon the effective date of any such reduction or termination, the Borrower shall pay to the Agent for the respective accounts of the Banks the full amount of any commitment fee then accrued on the amount of the reduction. No reduction of the Commitments may be reinstated.


  The Notes.


The Revolving Credit Loans shall be evidenced by separate promissory notes of the Borrower in substantially the form of
Exhibit B hereto (as any of the same may be from   time to time
amended, modified, supplemented and in effect, each a "Note" and collectively, the "Notes"), dated as of the Closing Date and completed with appropriate insertions. One Note shall be payable to the order of each Bank in a principal amount equal to such Bank's Commitment or, if less, the outstanding amount of all Revolving Credit Loans made by such Bank, plus interest accrued thereon, as set forth below. The Borrower irrevocably authorizes each Bank to make or cause to be made, at or about the time of the Drawdown Date of any Revolving Credit Loan or at the time of receipt of any payment of principal on such Bank's Note, an appropriate notation on such Bank's Record reflecting the making of such Revolving Credit Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Revolving Credit Loans set forth on such Bank's Record shall be prima facie evidence of the principal amount thereof owing and unpaid to such Bank, but the failure to record, or any error in so recording, any such amount on such Bank's Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Note to make payments of principal of or interest on any Note when due.


  Interest on Revolving Credit Loans.


Except as otherwise provided in Sect.5.9,
(a)  Each Base Rate Loan shall bear interest for the period
commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the annual percentage rate of interest determined by the Agent to be the sum of (i) the Applicable Margin (as hereinafter defined) from time to time in effect plus (ii) the Base Rate.
(b) Each Eurodollar Rate Loan shall bear interest for the period commencing with the
Drawdown Date thereof and ending on the last day of the Interest
Period with respect thereto at the annual percentage rate of interest determined by the  Agent to be the sum of (i) the
Applicable Margin from time to time in effect plus (ii) the
Eurodollar Rate determined for such Interest Period.
(c)  The Borrower promises to pay interest on each Revolving Credit
Loan in arrears on each Interest Payment Date with respect thereto.
(d) From the Closing Date until the initial Adjustment Date (as hereinafter defined), the
Applicable Margin with respect to Eurodollar Rate Loans shall mean 1.125% per annum, and the Applicable Margin with respect to Base
Rate Loans shall mean 0% per annum.  Thereafter, the Applicable
Margin (the "Applicable Margin") shall be the percentage rate per annum in effect from time to time in accordance with the following provisions of this Sect.2.5. From time to time the Applicable Margin shall be so determined by the Agent following the time of delivery to the Agent of the required quarterly and annual certificates of the principal financial or accounting officer of the Borrower pursuant to Sect.8.4(c) hereof, based upon the Lease Value Ratio determined as of the last day of the fiscal quarter or year (each, a "Ratio Calculation Date") covered by such certificate of the principal financial or accounting officer. The initial Ratio Calculation Date shall be September 30, 1994. The Applicable
Margin as so determined shall mean (i) with respect to Eurodollar
Rate Loans, (A) if the Lease Value Ratio as so determined shall be equal to or greater than 1.0:1.0, 0.875% per annum, and (B) if the
Lease Value Ratio as so determined shall be less than 1.0:1.0,
1.125% per annum, and (ii) with respect to Base Rate Loans, 0% per annum; provided, however, that notwithstanding the foregoing clauses (i) and (ii), if the Rating in effect on any Ratio
Calculation Date shall be (a) less than BBB- or Baa3 (as
applicable) or if no Rating is available, then the Applicable
Margin as so determined with respect to all Loans shall be equal to the sum of the percentage as determined pursuant to the foregoing clauses (i) or (ii), as the case may be, plus an additional 0.25%
per annum.
(e) The Applicable Margin so determined pursuant to the foregoing Sect.2.5(d) shall become effective as of the date (the "Adjustment Date") which is the day immediately following the applicable Ratio Calculation Date and shall apply as of such Adjustment Date to all outstanding Loans. The initial Adjustment Date shall be October 1, 1994. The Applicable Margin which becomes effective on each such Adjustment Date shall remain in effect (subject to the other provisions of this Sect.2.5 and except as otherwise provided in Sect.5.9 hereof) with respect to all Loans outstanding from time to time until the next Adjustment Date.  Notwithstanding the provisions of the preceding two sentences, if at any time, the Lease Value Ratio or the Rating as of any applicable Ratio Calculation Date was actually a ratio or a Rating, as the case may be, other than the ratio or Rating, as the case may be, on the basis of which there
was determined the rate of interest in   effect hereunder on any
date, then such interest rate determination shall be adjusted retroactively to the appropriate Adjustment Date on the basis of such corrected determination of the actual Lease Value Ratio or Rating, as the case may be, as of such Ratio Calculation Date, and within three (3) Business Days after notice thereof in reasonable detail requesting a retroactive adjustment of interest previously paid given by the Borrower, the Agent or any Bank, the Borrower, as the case may be, shall pay to the several Banks, or the Banks severally, on a ratable basis, shall credit the Borrower with, as the case may be, the amount of the appropriate retroactive adjustment in respect of such adjusted interest rate for any portion of any Interest Period as to which interest has been paid.

Requests for Revolving Credit Loans.

The Borrower shall give to the Agent written notice in the form of Exhibit C hereto (or telephonic notice confirmed in a writing in the form of Exhibit C hereto) of each Revolving Credit Loan requested hereunder (a "Loan Request") (i) no later than 10:00 a.m. (Boston time) on the proposed Drawdown Date of any Base Rate Loan and (ii) no later than 11:00 a.m. (Boston time) three (3) Eurodollar Business Days prior to the proposed Drawdown Date of any Eurodollar Rate Loan. Each such notice shall specify (A) the principal amount of the Revolving Credit Loan requested, (B) the proposed Drawdown Date of such Revolving Credit Loan, (C) the Interest Period for such Revolving Credit Loan and (D) the Type of such Revolving Credit Loan. Promptly upon receipt of any such notice, the Agent shall notify each of the Banks thereof. Each such notice shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept the Revolving Credit Loan requested from the Banks on the proposed Drawdown Date. Each Loan Request shall be in a minimum aggregate amount of $1,000,000 or an integral multiple of $500,000 in excess thereof.

  Conversion Options.

       Conversion to Different Type of Revolving Credit Loan.

The Borrower may elect from time to time to convert any outstanding Revolving Credit Loan to a Revolving Credit Loan of another Type, provided that (i) with respect to any such conversion of a
Revolving Credit Loan to a Base Rate Loan, the Borrower may give the Agent prior written notice of such election no later than 10:00 a.m. (Boston time) on the proposed date of conversion (if no such notice is given, such Revolving Credit Loan shall be automatically converted to a Base Rate Loan in accordance with the provisions of Sect.2.7.2); (ii) with respect to any such conversion of a Eurodollar Rate Loan into a Revolving Credit Loan of another Type, such conversion shall only be made on the last day of the Interest
Period with respect thereto; (iii) with respect to any such conversion of a Base Rate Loan to a Eurodollar Rate Loan, the Borrower shall give the Agent prior written notice of such election no later than 11:00 a.m. (Boston time) three (3) Eurodollar
Business Days prior to the proposed date of conversion; and (iv) no Loan may be converted into a Eurodollar Rate Loan when any Default or Event of Default has occurred and is continuing. On the date on which such conversion is being made each Bank shall take such action as is necessary to transfer its Commitment Percentage of such Revolving Credit Loans to its Domestic Lending Office or its Eurodollar Lending Office, as the case may be. All or any part of outstanding Revolving Credit Loans of any Type may be converted as provided herein, provided that partial conversions shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Each Conversion Request relating to
the conversion of a Revolving Credit Loan   to a Eurodollar Rate
Loan shall be irrevocable by the Borrower.

  Continuation of Type of Revolving Credit Loan.

Any Revolving Credit Loans of any Type may be continued as such upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the notice provisions contained in Sect.2.7.1; provided that no Eurodollar Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate
Loan on the last day of the first Interest Period relating thereto ending during the continuance of any Default or Event of Default of which the officers of the Agent active upon the Borrower's account have actual knowledge. In the event that the Borrower fails to provide any such notice with respect to the continuation of any Eurodollar Rate Loan as such, then such Eurodollar Rate Loanshall be automatically converted to a Base Rate Loan on the last day of the first Interest Period relating thereto. The Agent shall notify the Banks promptly when any such automatic conversion contemplated by this Sect.2.7 is scheduled to occur.

  Eurodollar Rate Loans.

Any conversion to or from Eurodollar Rate Loans shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all Eurodollar Rate Loans having the same Interest Period shall not be less than $1,000,000 or a whole multiple of $500,000 in excess thereof.

  Funds for Revolving Credit Loans.

  Funding Procedures.

Not later than 1:00 p.m. (Boston time) on the proposed Drawdown Date of any Revolving Credit Loans, each of the Banks will make available to the Agent, at its Head Office, in immediately available funds, the amount of such Bank's Commitment Percentage of the amount of the requested Revolving Credit Loans. Upon receipt from each Bank of such amount, and upon receipt of the documents required by Sects.11 and 12 and the satisfaction of the other conditions set forth therein, to the extent applicable, the Agent will make available to the Borrower the aggregate amount of such Revolving Credit Loans made available to the Agent by the Banks. The failure or refusal of any Bank to make available to the Agent at the aforesaid time and place on any Drawdown Date the amount of its Commitment Percentage of the requested Revolving Credit Loans shall not relieve any other Bank from its several obligation hereunder to make available to the Agent the amount of such other Bank's Commitment Percentage of any requested Revolving Credit Loans.

       Advances by Agent.

The Agent may, unless notified to the contrary by any Bank prior to a Drawdown Date, assume that such Bank has made available to the Agent on such Drawdown Date the amount of such Bank's Commitment Percentage of the Revolving Credit Loans to be made on such Drawdown Date, and the Agent may (but it shall not be required to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If any Bank makes available to the Agent
such amount on a date after such Drawdown   Date, such Bank shall
pay to the Agent on demand an amount equal to the product of (i) the average computed for the period referred to in clause (iii) below, of the weighted average interest rate paid by the Agent for federal funds acquired by the Agent during each day included in such period, times (ii) the amount of such Bank's Commitment Percentage of such Revolving Credit Loans, times (iii) a fraction, the numerator of which is the number of days that elapse from and including such Drawdown Date to the date on which the amount of such Bank's Commitment Percentage of such Revolving Credit Loans shall become immediately available to the Agent, and the denominator of which is 365. A statement of the Agent submitted to such Bank with respect to any amounts owing under this paragraph shall be prima facie evidence of the amount due and owing to the Agent by such Bank. If the amount of such Bank's Commitment Percentage of such Revolving Credit Loans is not made available to the Agent by such Bank within three (3) Business Days following such Drawdown Date, the Agent shall be entitled to recover such amount from the Borrower on demand, with interest thereon (payable to the Agent in lieu of and not in addition to any interest payable by the Borrower to such Bank) at the rate per annum applicable to the Revolving Credit Loans made on such Drawdown Date.

  Change in Borrowing Base.

The Borrowing Base shall be determined monthly by the Agent by reference to the Borrowing Base Report.

  REPAYMENT OF THE REVOLVING CREDIT LOANS.

       Mandatory Repayments of Revolving Credit Loans.

If at any time the sum of the outstanding amount of the Revolving Credit Loans exceeds the lesser of (i) the Total Commitment and
(ii) the Borrowing Base, then the Borrower shall pay the amount of such excess to the Agent for application to the Revolving Credit Loans within five (5) Business Days after the earlier of (x) receipt of notice of such excess from the Agent or (y) the Borrower otherwise having knowledge of such excess.

  Optional Repayments of Revolving Credit Loans.

The Borrower shall have the right, at its election, to repay the outstanding amount of the Revolving Credit Loans, as a whole or in part, at any time without penalty or premium, provided that the full or partial prepayment of the outstanding amount of any Eurodollar Rate Loans pursuant to this Sect.3.2 may be made only on the last day of the Interest Period relating thereto. The Borrower shall give the Agent, (a) no later than 10:00 a.m., Boston time, on the day of any proposed repayment pursuant to this Sect.3.2 of Base Rate Loans, and (b) no later than 11:00 a.m. (Boston time) three
(3) Eurodollar Business Days prior written notice of any proposed repayment pursuant to this Sect.3.2 of Eurodollar Rate Loans, in each case specifying the proposed date of payment of Revolving Credit Loans and the principal amount to be paid. Each such partial prepayment of the Loans shall be in an integral multiple of $500,000, shall be accompanied by the payment of accrued interest on the principal repaid to the date of payment and shall be applied first to the principal of Base Rate Loans and then to the principal of Eurodollar Rate Loans. Each partial prepayment shall be allocated among the Banks, in proportion, as nearly as practicable, to the respective unpaid principal amount of each Bank's Note, with adjustments to the extent practicable to equalize any prior repayments not exactly in proportion.

  THE TERM LOAN.

       Conversion to Term Loan on Term Out Date.

The aggregate principal amount of Revolving Credit Loans outstanding as of the Term Out Date shall automatically on such Term Out Date be converted to a term loan made by the several Banks, ratably in accordance with their respective Commitment Percentages, in favor of the Borrower in an amount equal to such aggregate principal amount of Revolving Credit Loans outstanding.

  The Notes.

The Term Loan shall be evidenced by the Notes payable to the order of each Bank and representing the obligation of the Borrower to pay to such Bank its Commitment Percentage of the initial principal amount of the Term Loan or, if less, the outstanding amount of such Bank's Commitment Percentage of the Term Loan, plus interest accrued thereon, as set forth below. The Borrower irrevocably authorizes each Bank to make or cause to be made a notation on such Bank's Record reflecting the original principal amount of such Bank's Commitment Percentage of the Term Loan and, at or about the time of such Bank's receipt of any principal payment on such Bank's Note, an appropriate notation on such Bank's Record reflecting such payment. The aggregate unpaid amount set forth on such Bank's Record shall be prima facie evidence of the principal amount thereof owing and unpaid to such Bank, but the failure to record, or any error in so recording, any such amount on such Bank's Record shall not affect the obligations of the Borrower hereunder or under any Note to make payments of principal of and interest on any Note when due.

  Mandatory Payments of Principal of Term Loan.

The Borrower promises to pay to the Agent for the account of the
Banks the principal amount of the Term Loan in twenty (20) consecutive quarterly payments each in an amount equal to one twentieth (1/20) of the
principal amount of the Term Loan as of the   Term Out Date, such
installments to be due and payable on the last day of each calendar quarter of each calendar year, commencing on September 30, 1996, with a final payment on the Maturity Date in an amount equal to the unpaid balance of the Term Loan.

  Optional Prepayment of Term Loan.

The Borrower shall have the right at any time to prepay the Notes on or before the Maturity Date, as a whole, or in part, upon not less than five (5) Business Days prior written notice to the Agent, without premium or penalty, provided that (i) each partial prepayment shall be in the principal amount of $500,000 or an integral multiple thereof, (ii) no portion of the Term Loan bearing interest at the Eurodollar Rate may be prepaid pursuant to this Sect.4.4 except on the last day of the Interest Period relating thereto, and (iii) each partial prepayment shall be allocated among the Banks, in proportion, as nearly as practicable, to the respective outstanding amount of each Bank's Note, with adjustments to the extent practicable to equalize any prior prepayments not exactly in proportion. Any prepayment of principal of the Term Loan shall include all interest accrued to the date of prepayment and shall be applied against the scheduled installments of principal due on the Term Loan in the inverse order of maturity.
No amount repaid with respect to the Term Loan may be reborrowed.

  Interest on Term Loan.

  Interest Rates.

Except as otherwise provided in Sect.5.9, the Term Loan shall bear interest during each Interest Period relating to all or any portion of the Term Loan at the following rates:
(a) To the extent that all or any portion of the Term Loan bears interest during such Interest Period at a rate determined by reference to the Base Rate, the Term Loan or such portion shall bear interest during such Interest Period at the annual percentage rate of interest determined by the Agent to be the sum of (i) the Base Rate, plus
(ii) the Applicable Margin from time to time otherwise in effect as determined in accordance with Sect.2.5 (reflecting the Rating), plus
(iii) an additional 0.25% per annum.
(b) To the extent that all or any portion of the Term Loan bears interest during such Interest Period at a rate determined by reference to the Eurodollar Rate, the Term Loan or such portion shall bear interest during such Interest Period at the annual percentage rate of interest determined by the Agent to be the sum of (i) the Eurodollar Rate determined for each Interest Period, plus (ii) the Applicable Margin from time to time otherwise in effect as determined in accordance with Sect.2.5 (reflecting the Rating and the Lease Value Ratio), plus (iii) an additional 0.25% per annum. The Borrower promises to pay interest on the Term Loan or any portion thereof outstanding during each Interest Period in arrears on each Interest Payment Date applicable to such Interest Period.

  Notification by Borrower.

From and after the time the Term Loan has been made, the provisions of Sect.2.7 shall apply mutatis mutandis with respect to all or any portion of the Term Loan so that the Borrower may have the same interest rate options with respect to all or any portion of the Term Loan as it would be entitled to with respect to the Revolving Credit Loans.

         Amounts, etc.

Any portion of the Term Loan bearing interest at a rate determined by reference to the Eurodollar Rate relating to any Interest Period shall be in the amount of $1,000,000 or an integral multiple of $500,000 in excess thereof. No Interest Period relating to the Term Loan or any portion thereof bearing interest at a rate determined by reference to the Eurodollar Rate (or otherwise extending past the Term Out
Date with respect to any Eurodollar Rate Loans) shall extend beyond the date on which a regularly scheduled installment payment of the principal of the Term Loan is to be made unless a portion of the Term Loan at least equal to such installment payment bears interest at a rate determined by reference to the Base Rate or has an Interest Period ending on such date.

  CERTAIN GENERAL PROVISIONS.

  Funds for Payments.

  Payments to Agent.

All payments of principal, interest, commitment fees and any other amounts due hereunder or under any of the other Loan Documents shall be made to the Agent, for the respective accounts of the Banks and the Agent, at the Agent's Head Office or at such other location in the Boston, Massachusetts, area that the Agent may from time to time designate, in each case in immediately available funds.

  No Offset, etc.

Subject to compliance by the Banks with the requirements of Sect.19.8 hereof, all payments by the Borrower hereunder and under any of the other
Loan Documents shall be made without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrower is compelled by law to make such deduction or withholding.
If any such obligation is imposed upon the Borrower with respect to any amount payable by it hereunder or under any of the other Loan
Documents, the Borrower will pay to the Agent, for the account of the Banks or (as the case may be) the Agent, on the date on which such amount is due and payable hereunder or under such other Loan
Document, such additional amount in Dollars as shall be necessary to enable the Banks or the Agent to receive the same net amount which the Banks or the Agent would have received on such due date had no such obligation been imposed upon the Borrower. The
Borrower will deliver promptly to the Agent certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under such other Loan Document.

  Computations.

All computations of interest in respect of Base Rate Loans and of commitment or other fees shall, unless otherwise expressly provided herein, be based on a 365/366-day year and paid for the actual number of days elapsed.

All computations of interest in respect of Eurodollar Rate Loans shall be based on a 360-day year and paid for the actual number of days elapsed. Except as otherwise provided in the definition of the term "Interest Period" with respect to Eurodollar Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue on the principal of any Loans during such extension. The outstanding amount of the Loans as reflected on the Records from time to time shall be considered correct and binding on the Borrower unless within five (5) Business Days after receipt of any notice by the Agent or any of the Banks of such outstanding amount, the Agent or such Bank shall notify the Borrower to the contrary.

  Inability to Determine Eurodollar Rate.

In the event, prior to the commencement of any Interest Period relating to any Eurodollar Rate Loan, the Agent shall determine or be notified by the Majority Banks that adequate and reasonable methods do not exist for ascertaining the Eurodollar Rate that would otherwise determine the rate of interest to be applicable to any Eurodollar Rate Loan during any Interest Period, the Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower and the Banks) to the Borrower and the Banks. In such event (i) any Loan Request or Conversion Request with respect to Eurodollar Rate Loans shall be automatically withdrawn and shall be deemed a request for Base Rate Loans, (ii) each Eurodollar Rate Loan will automatically, on the last day of the then current Interest Period thereof, become a Base Rate Loan, and (iii) the obligations of the Banks to make Eurodollar Rate Loans shall be suspended until the Agent or the Majority Banks determine that the circumstances giving rise to such suspension no longer exist, whereupon the Agent or, as the case may be, the Agent upon the instruction of the Majority Banks, shall so notify the Borrower and the Banks.

  Illegality.

Notwithstanding any other provisions herein, if any change in any present law or any future applicable law, regulation, treaty or directive or in the interpretation or application thereof shall make it unlawful for any Bank to make or maintain Eurodollar Rate Loans, such Bank shall forthwith give notice of such circumstances to the Borrower and the other Banks and thereupon (i) the commitment of such Bank to make Eurodollar Rate Loans or convert Loans of another Type to Eurodollar Rate Loans shall forthwith be suspended and (ii) such Bank's Eurodollar Rate Loans then outstanding, if any, shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such Eurodollar Rate Loans or within such earlier period as may be required by law. The Borrower hereby agrees promptly to pay the Agent for the account of such Bank, upon demand by such Bank, any additional amounts necessary to compensate such Bank for any costs incurred by such Bank in making any conversion in accordance with this Sect.5.4, including any interest or fees payable by such Bank to lenders of funds obtained by it in order to make or maintain its Eurodollar Loans hereunder.

  Additional Costs, etc.

If any change in any present law or any future applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Bank or the Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:
(a) subject any Bank or the Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Credit Agreement, the other Loan Documents, such Bank's Commitment or the Loans (other than taxes based upon or measured by the income or profits of such Bank or the Agent), or
(b) materially change the basis of taxation (except for changes in taxes on income or profits) of payments to any Bank of the principal of or the interest on any Loans or any other amounts payable to any Bank or the Agent under this Credit Agreement or the other Loan Documents, or
(c) impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Credit Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or commitments of an office of any Bank, or
(d) impose on any Bank or the Agent any other conditions or requirements with respect to this Credit Agreement, the other Loan Documents, the Loans, such Bank's Commitment, or any class of loans or commitments of which any of the Loans or such Bank's Commitment forms a part, and the result of any of the foregoing is:
(i)  to increase the cost to any Bank of making, funding, issuing,
renewing, extending   or maintaining any of the Loans or such
Bank's Commitment, or
(ii) to reduce the amount of principal, interest or other amount payable to such Bank or the Agent hereunder on account of such Bank's Commitment or any of the Loans, or
(iii) to require such Bank or the Agent to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Bank or the Agent from the Borrower hereunder, then, and in each such case, the Borrower will, upon demand made by such Bank or (as the case may be) the Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Bank or the Agent such additional amounts as will be sufficient to compensate such Bank or the Agent for such additional cost, reduction, payment or foregone interest or other sum.

  Capital Adequacy.

If after the date hereof any Bank or the Agent determines that (i) the adoption of or change in any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) regarding capital
requirements for banks or bank holding companies or any change in the interpretation or application thereof by a court or governmental authority with appropriate jurisdiction, or (ii) compliance by such Bank or the Agent or any corporation controlling such Bank or the Agent with any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) of any such entity regarding capital adequacy, has the effect of reducing the return on such Bank's or the Agent's commitment with respect to any Loans to a level below that which such Bank or the Agent could have achieved but for such adoption, change or compliance (taking into consideration such Bank's or the Agent's then existing policies with respect to capital adequacy and assuming full utilization of such entity's capital) by any amount
reasonably deemed by such Bank or (as the case   may be) the Agent
to be material, then such Bank or the Agent may notify the Borrower of such fact. To the extent that the amount of such reduction in the return on capital is not reflected in the Base Rate, the Borrower and such Bank shall thereafter attempt to negotiate in good faith, within thirty (30) days of the day on which the Borrower receives such notice, an adjustment payable hereunder that will adequately compensate such Bank in light of these circumstances. If the Borrower and such Bank are unable to agree to such adjustment within thirty (30) days of the date on which the Borrower receives such notice, then commencing on the date of such notice (but not earlier than the effective date of any such increased capital requirement), the fees payable hereunder shall increase by an amount that will, in such Bank's reasonable determination, provide adequate compensation. Each Bank shall allocate such cost increases among its customers in good faith and on an equitable basis.

  Certificate.

A certificate signed by an officer of any Bank or the Agent, setting forth any additional amount required to be paid by the Borrower to such Bank or to the Agent for the accounts of the Banks under Sects.5.5 or 5.6 hereof and the basis therefor, shall be delivered by such Bank or the Agent to the Borrower in connection with each demand made at any time by such Bank or the Agent upon the Borrower under any of such sections, and each such certificate shall constitute conclusive evidence, in the absence of manifest error, of the additional amount required to be paid by the Borrower to such Bank or the Agent. Each such certificate shall set forth in reasonable detail any reasonable averaging or attribution methods used by such Bank in connection with the calculation of such additional amount. A claim by any Bank or the Agent for all or any part of any additional amount required to be paid by the Borrower under Sects.5.5 or 5.6 hereof may be made at any time and from time to time as often as the occasion therefor may arise.

  Indemnity.

The Borrower agrees to indemnify each Bank and to hold each Bank harmless from and against any loss, cost or expense (including loss
of anticipated profits) that such Bank   may sustain or incur as a
consequence of (i) default by the Borrower in payment of the principal amount of or any interest on any Eurodollar Rate Loans as and when due and payable, including any such loss or expense arising from interest or fees payable by such Bank to lenders of funds obtained by it in order to maintain its Eurodollar Rate
Loans, (ii) default by the Borrower in making a borrowing after the Borrower has given (or is deemed to have given) a Loan Request or a Conversion Request relating thereto in accordance with Sect.2.6, Sect.2.7 or Sect.4.5 or (iii) the making of any payment of a Eurodollar Rate Loan or the making of any conversion of any such Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period with respect thereto, including interest or fees payable by such Bank to lenders of funds obtained by it in order to maintain any such Loans.

5.9.  Interest on Overdue Amounts.

Overdue principal of the Loans and (to the extent permitted by applicable law) interest on the Loans and all other overdue amounts that are payable hereunder shall bear interest at a rate per annum equal to the greater of (i) two percent (2%) above the Base Rate, or (ii) two percent (2%) above the rate of interest otherwise applicable thereto; if any such amounts shall be overdue, such interest shall compound monthly and be payable on demand until such amounts shall be paid in full (in each case, after as well as before judgment, if applicable).

  SECURITY.

  Security of Borrower.

The Obligations shall be secured by a perfected first priority security interest (subject only to Permitted Liens entitled to priority under applicable law) in all of the assets of the Borrower (excluding the Borrower's rights under and in respect of the Option Agreements and excluding the Borrower's rights as lessee under a certain real property lease with respect to the Borrower's principal office located in Las Vegas, Nevada), whether now owned or hereafter acquired (including, without limitation, all rolling stock, and all of the Borrower's rights under the Approved Leases and all other leases of property, and under the Acquisition Documents), pursuant to the terms of the Security Documents to which the Borrower is a party.

  Other Security.

The Obligations shall also be secured by a pledge of all of the capital stock of the Borrower by the Pledgor pursuant to the Stock Pledge Agreement.

  REPRESENTATIONS AND WARRANTIES.

The Borrower represents and warrants to the Banks and the Agent as follows:

  Corporate Authority.

  Incorporation; Good Standing.

Each of the Borrower and its Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, (ii) has all requisite corporate power to own its property and conduct its business as now conducted and as presently contemplated, and (iii) is in good standing as a foreign corporation and is duly authorized to do business in each jurisdiction where such qualification is necessary except where a failure to be so qualified would not have a materially adverse effect on the business, assets or financial condition of the Borrower and its Subsidiaries taken as a whole.

  Authorization.

The execution, delivery and performance of this Credit Agreement and the other Loan Documents to which the Borrower, any of its Subsidiaries or the Pledgor is or is to become a party and the transactions contemplated hereby and thereby (i) are within the corporate authority of such Person, (ii) have been duly authorized by all necessary corporate proceedings, (iii) do not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which the Borrower, any of its Subsidiaries or the Pledgor is subject or any judgment, order, writ, injunction, license or permit applicable to the Borrower, any of its Subsidiaries or the Pledgor and (iv) except as set forth on
Schedule 7.1, do not conflict with any provision of the corporate charter or bylaws of, or any agreement or other instrument binding upon, the Borrower, any of its Subsidiaries or the Pledgor.

  Enforceability.

The execution and delivery of this Credit Agreement and the other Loan Documents to which the Borrower, any of its Subsidiaries or the Pledgor is or is to become a party will result in valid and legally binding obligations of such Person enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors' rights and except to the extent that availability of the remedy of specific
performance or injunctive relief is   subject to the discretion of
the court before which any proceeding therefor may be brought.

  Governmental Approvals.

The execution, delivery and performance by any of the Borrower, its Subsidiaries and the Pledgor of this Credit Agreement and the other Loan Documents to which any of the Borrower, its Subsidiaries or the Pledgor is or is to become a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing with, any governmental agency or authority other than those already obtained.

  Title to Properties; Leases.

Except for Permitted Liens and except for Liens the Indebtedness in respect of which is not material to the business, assets or financial condition of the Borrower and its Subsidiaries taken as a whole, the Borrower owns all of the assets reflected in the consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 1993 or acquired since that date (except property and assets sold or otherwise disposed of in the ordinary course of business since that date), subject to no rights of others, including any mortgages, leases, conditional sales agreements, title retention agreements, or other Liens.

  Projections.

The projections of the annual operating budget of the Borrower and its Subsidiaries on a consolidated basis, with projected balance
sheets, income statements, and cash flow   statements for certain
future fiscal years, prepared on a projected quarterly basis, copies of which have been delivered to each Bank prior to the date hereof, represent good faith estimations as of the date thereof. As of the date hereof, to the knowledge of the Borrower or any of its Subsidiaries, no facts exist that (individually or in the aggregate) would result in any material change in any of such projections. The projections are based upon good faith estimates and assumptions and reflect the good faith estimates of the Borrower of the results of operations and other information projected therein.

  No Material Changes, etc.

Since December 3, 1993, there has occurred no materially adverse change in the financial condition or business of the Borrower and its Subsidiaries, taken as a whole, other than changes in the ordinary course of business that have not had any materially adverse effect on the business or financial condition of the Borrower and its Subsidiaries, taken as a whole. Since December 3, 1993, the Borrower has not made any Distribution with the exception of Distributions made after the date hereof in accordance with the provisions of Sect.9.4 hereof.

  Franchises, Patents, Copyrights, etc.

Each of the Borrower and its Subsidiaries possesses all material franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of its business substantially as now conducted without known conflict with any rights of others except for conflicts which do not have a materially adverse effect on the business, assets or financial condition of the Borrower and its Subsidiaries, taken as a whole.

  Litigation.

     There is no restraining order, injunction, claim, action, suit, proceeding or investigation of any kind pending or, to the best knowledge of the Borrower, threatened against or, as of the Closing Date, affecting, the Borrower or any of its Subsidiaries before any court, tribunal, governmental or regulatory authority, commission, administrative agency or board in which there is a significant possibility of an adverse decision which would, either by itself or taken together with other such matters, materially adversely affect the business, assets or financial condition of the Borrower and its Subsidiaries, taken as a whole, or which questions the validity or enforceability of this Credit Agreement or any of the other Loan Documents.

  No Materially Adverse Contracts, etc.

Neither the Borrower nor any of its Subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation which in the judgment of the Borrower's officers has or is expected in the future to have a materially adverse effect on the business, assets or financial condition of the Borrower and its Subsidiaries, taken as a whole, or on the Borrower's ability to perform its obligations under the Loan Documents. Neither the Borrower nor any of its Subsidiaries is a party to any contract or agreement which in the judgment of the Borrower's officers has or is expected to have a materially adverse effect on the Borrower's ability to perform its obligations under the Loan Documents.

  Compliance With Other Instruments, Laws, etc.

Neither the Borrower nor any of its Subsidiaries is in violation of any provision of its charter documents, bylaws, or any agreement or instrument to which it may be subject or by which it or any of its properties may be bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that could result in the imposition of substantial penalties or materially and adversely affect the financial condition, properties or business of the Borrower and its Subsidiaries, taken as a whole.

  Tax Status.

As of the date hereof, each of the Borrower and its Subsidiaries has (a) made or filed all material federal and state tax returns, reports and declarations required by any jurisdiction to which it is subject, (b) paid all taxes and other governmental assessments and charges, as shown or determined to be due on such tax returns, reports and declarations, except for taxes the amount, applicability or validity of which is currently being contested by it in good faith by appropriate proceedings and with respect to which it has set aside on its books reserves reasonably deemed by it to be adequate therefor, and (c) set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. As of the date hereof, there are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction.

  No Event of Default.

No Default or Event of Default exists at the delivery of this Credit Agreement.

  Holding Company and Investment Company Acts.

Neither the Borrower nor any of its Subsidiaries is a "holding company", or a "subsidiary company" of a "holding company", or an affiliate" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935; nor is it an "investment company", or an "affiliated company" or a "principal underwriter" of an "investment company", as such terms are defined in the Investment Company Act of 1940.

  Absence of Financing Statements, etc.

Except with respect to Permitted Liens, (a) there is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry, or other public office, that names the Borrower as a debtor and that purports to cover, affect or give notice of any present or possible future lien on, or security interest in, any assets or property of the Borrower or any of its Subsidiaries or rights thereunder, and (b) to the knowledge of the Borrower, there is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry, or other public office, that purports to cover, affect or give notice of any present or possible future lien on, or security interest in, any assets or property of the Borrower or any of its Subsidiaries or rights thereunder.

  [Intentionally Omitted].

  Certain Transactions.

Except as set forth on Schedule 7.15 hereto, the Option Agreements, the Approved Leases, the Tax Sharing Agreement and except for arm's length transactions pursuant to which the Borrower or any of its Subsidiaries makes payments in the ordinary course of business upon terms no less favorable than the Borrower or such Subsidiary could obtain from third parties, none of the Borrower, its Subsidiaries or any officers, directors, or employees of the Borrower or any of its Subsidiaries is presently a party to any transaction or arrangement with the Borrower or any of its Subsidiaries (or any of its Affiliates) (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any of the Borrower, its Subsidiaries, any Affiliates of the Borrower or any such officer, director or employee or, to the knowledge of the Borrower, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a
substantial interest or is an officer,   director, trustee or
partner.

  Employee Benefit Plans.

  In General.

Each Employee Benefit Plan has been maintained and operated in compliance in all material respects with the provisions of ERISA and, to the extent applicable, the Code, including but not limited to the provisions thereunder respecting prohibited transactions. The Borrower has heretofore delivered to the Agent the most recently completed annual report, Form 5500, with all required attachments, and actuarial statement required to be submitted under Sect.103(d) of ERISA, with respect to each Guaranteed Pension Plan.

  [Intentionally Omitted]

  Guaranteed Pension Plans.

The Borrower and its ERISA Affiliates have fulfilled their obligations (if any) under the minimum funding standards of ERISA and the Code with respect to each Guaranteed Pension Plan, and neither the Borrower nor any ERISA Affiliate has failed to make any contribution to any Guaranteed Pension Plan which has resulted or could reasonably be expected to result in the imposition of a Lien under Sect.302(f) of ERISA. No waiver of an accumulated funding deficiency or extension of amortization periods has been received with respect to any Guaranteed Pension Plan. No liability to the PBGC (other than required insurance premiums, all of which have been paid) has been incurred by the Borrower or any ERISA Affiliate with respect to any Guaranteed Pension Plan, and there has not been any ERISA Reportable Event (other than an Event as to which the requirement of 30 days notice has been waived), or any other event or condition which presents a material risk of termination of any
Guaranteed Pension Plan by the PBGC.   Based on the latest
valuation of each Guaranteed Pension Plan (which in each case occurred within twelve months of the date of this representation) and on the actuarial methods and assumptions employed for that valuation, the aggregate benefit liabilities of all such Guaranteed Pension Plans within the meaning of Sect.4001 of ERISA did not exceed the aggregate value of the assets of all such Plans by more than $5,000,000, all of which excess (if any) relates to Guaranteed Pension Plans maintained by ICR and for which ICR is primarily liable; disregarding for this purpose the benefit liabilities and assets of any Guaranteed Pension Plan with assets in excess of benefit liabilities.

  Multiemployer Plans.

Neither the Borrower nor any ERISA Affiliate has incurred any material liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under Sect.4201 of ERISA or as a result of a sale of assets described in Sect.4204 of ERISA. Neither the Borrower nor any ERISA Affiliate has been notified that any Multiemployer Plan is in reorganization or insolvent under and within the meaning of Sect.4241 or Sect.4245 of ERISA or that any Multiemployer Plan intends to terminate or has been terminated under Sect.4041A of ERISA.

  Use of Proceeds; Regulations U and X.

The proceeds of the Loans shall be used for refinancing the Bridge Loan, to finance the purchase of additional rail cars by the Borrower and for general working capital purposes. No portion of any Loan is to be used for the purpose of purchasing or carrying any "margin security" or "margin stock" as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

  Environmental Compliance.

The Borrower has taken all appropriate steps to investigate the past and present condition and usage of the Real Estate and the operations conducted thereon and, based upon such diligent investigation, has determined that:
(a) except as set forth on Schedule 7.18 attached hereto, none of the Borrower, its Subsidiaries or any operator of the Real Estate in its capacity as such or any operations thereon is in violation, or alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental
Response, Compensation and Liability Act of 1980 as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of
1986 ("SARA"), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, the Hazardous Materials Transportation Act ("HAZMAT"), or any state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment (hereinafter "Environmental Laws"), which violation would have a material adverse effect on the environment or the business, assets or financial condition of the Borrower and its Subsidiaries, taken as a whole;
(b) except as set forth on Schedule 7.18 attached hereto, neither the Borrower nor any of its Subsidiaries has received notice from any third party including, without limitation: any federal, state or local governmental authority, (i) that any one of them has been identified by the United States Environmental Protection Agency ("EPA) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part
300 Appendix B; (ii) that any hazardous waste, as defined by 42 U.S.C. Sect.6903(5), any hazardous substances as defined by 42 U.S.C. Sect.9601(14), any pollutant or contaminant as defined by 42 U.S.C. Sect.9601(33) and any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws ("Hazardous Substances") which any one of them has generated, transported or disposed of has been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that the Borrower or any of its Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party's incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances which, in the case of each of (i)
or (ii), the effect of which, or in the case of   (iii) above, if
adversely determined to the Borrower, would have a material adverse effect on the Borrower and its Subsidiaries, taken as a whole;
(c) except as set forth on Schedule 7.18 attached hereto: (i) no portion of the Real Estate has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws; and no underground tank or other underground storage receptacle for Hazardous
Substances is located on any portion of the Real Estate; (ii) in the course of any activities conducted by the Borrower, its Subsidiaries or operators of its properties, no Hazardous
Substances have been generated or are being used on the Real Estate except in accordance with applicable Environmental Laws or where non-compliance with applicable Environmental Laws would not have a material adverse effect on the Borrower and its Subsidiaries, taken as a whole; (iii) there have been no releases (i.e. any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Substances on, upon, into or from the properties of the Borrower or its Subsidiaries, which releases would have a material adverse effect on the financial condition of the Borrower and its Subsidiaries, taken as a whole; and (iv) in addition, any Hazardous Substances that have been generated on the properties of the Borrower or any of its Subsidiaries have been transported or disposed of in accordance with applicable laws and regulations by transporters and to disposal facilities, which, to the best knowledge of the Borrower (without independent inquiry), are operating in compliance in all material respects with applicable permits and laws;
(d) none of the Real Estate is or shall be subject to any applicable environmental cleanup responsibility law or environmental restrictive transfer law or regulation by virtue of the transactions set forth herein and contemplated hereby; and
(e) each of the Borrower and its Subsidiaries is in compliance with HAZMAT and the regulations thereunder (49 C.F.R. Parts 100 through 199).

  Subsidiaries, etc.

All of the Subsidiaries (if any) of the Borrower are listed on
Schedule 7.19 hereto. Except as set forth on Schedule 7.19 hereto, neither the Borrower nor any Subsidiary of the Borrower is engaged in any joint venture or partnership with any other person.

  Bank Accounts.

Schedule 7.20 sets forth the account numbers and location of all bank accounts of the Borrower or any of its Subsidiaries as of the date hereof.

7.21.  Fiscal Year.

Each of the Borrower and its Subsidiaries has a fiscal year which is the twelve months ending on December 31 of each calendar year.

  AFFIRMATIVE COVENANTS OF THE BORROWER.

The Borrower covenants and agrees that, so long as any Loan or Note is outstanding or any Bank has any obligation to make any Loans:

  Punctual Payment.

The Borrower will duly and punctually pay or cause to be paid the principal and intereston the Loans and the commitment fees provided for in this Credit Agreement, all in accordance with the terms of this Credit Agreement and the Notes.

  Maintenance of Office.

The Borrower will maintain its chief executive office in Las Vegas, Nevada, or at such other place in the United States of America as the Borrower shall designate upon written notice to the Agent, where notices, presentations and demands to or upon the Borrower in respect of the Loan Documents may be given or made.

  Records and Accounts.

The Borrower will (i) keep, and cause each of its Subsidiaries to keep, true and accurate records and books of account in which full, true and correct entries will be made in accordance with good accounting practices and (ii) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation, depletion, obsolescence and amortization of its properties and the properties of its Subsidiaries, contingencies, and other reserves.

  Financial Statements, Certificates and Information.

The Borrower will deliver to each of the Banks:
(a)  as soon as practicable, but in any event not later than ninety
(90) days after the end of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such year, and the related consolidated statement of income and consolidated statement of cash flow for such year, each
setting forth in   comparative form the figures for the previous
fiscal year and all such consolidated statements to be in reasonable detail, prepared in accordance with generally accepted accounting principles, and certified without qualification by the Borrower's independent certified public accountants satisfactory to the Agent, together with a written statement from such accountants to the effect that they have read a copy of this Credit Agreement, and that, in making the examination necessary to said certification, they have obtained no knowledge of any Default or Event of Default, or, if such accountants shall have obtained knowledge of any then existing Default or Event of Default they shall disclose in such statement any such Default or Event of Default; provided that such accountants shall not be liable to the Banks for failure to obtain knowledge of any Default or Event of Default;
(b) as soon as practicable, but in any event not later than forty-five (45) days after the end of each of the fiscal quarters of the Borrower, copies of the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarter, and the related consolidated statement of income and consolidated statement of cash flow for the portion of the Borrower's fiscal year then elapsed, all in reasonable detail and prepared in all material respects in accordance with generally accepted accounting principles, together with a certification on behalf of the Borrower by the principal financial or accounting officer of the Borrower that the information contained in such financial statements fairly presents the financial position of the Borrower and its Subsidiaries on the date thereof (subject to the lack of footnotes and year-end adjustments);
 (c) simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement certified on behalf of the Borrower by the principal financial or accounting officer of the Borrower in substantially the form of Exhibit D hereto and setting forth in reasonable detail computations evidencing compliance with the covenants contained in Sect.10 and (if applicable) reconciliations to reflect changes in generally accepted accounting principles since December 31, 1993;
(d) contemporaneously with the filing or mailing thereof, copies of all material of a financial nature filed by the Borrower with the Securities and Exchange Commission or the Interstate Commerce Commission or sent to the stockholders of the Borrower;
(e) within fifteen (15) days after the end of each calendar month, a Borrowing Base Report setting forth the Borrowing Base as at the end of such calendar month;
(f) annually, no later than thirty (30) days after the beginning of each fiscal year of the Borrower, projections of the consolidated annual operating budget of the Borrower and its Subsidiaries prepared on a projected quarterly basis (including the related projected consolidated balance sheets, statements of income and statements of cash flows); and
(g) from time to time such other financial data and information (including accountants' management letters) as the Agent or any Bank may reasonably request.

       All confidential information and documents concerning the Borrower and its Subsidiaries supplied by the Borrower to the Banks shall be held in confidence by the Banks and the Banks shall not disclose such information and documents, except the Borrower hereby authorizes the Banks to disclose any information obtained pursuant to this Credit Agreement or the other Loan Documents to assignees or participants and potential assignees and participants as provided in Sect.19.6 hereof, to legal counsel for the Banks, to consultants of the Banks who have agreed to be bound by the confidentiality provisions of this Agreement, to employees of and agents for the Banks in their ongoing business, and to any independent auditors of the Banks and to all appropriate governmental regulatory authorities or courts to the extent requested or subpoenaed, but only to the extent permitted by applicable laws and regulations, including those applying to classified material. Upon receipt of a request to disclose any information to governmental authorities or courts other than governmental bank examiners and independent auditors of the Banks, the Banks will notify the Borrower, to the extent permitted by applicable law and regulations, of such request and, to the extent practicable, permit the Borrower to seek a protective order with respect thereto.

  Notices.

  Defaults.

The Borrower will promptly notify the Agent and each of the Banks in writing of the occurrence of any Default or Event of Default of which any executive officer of the Borrower is aware.

  Environmental Laws and Events.

The Borrower will and will cause each of its Subsidiaries to comply with all Environmental Laws, including, without limitation, those concerning the establishment and maintenance of underground tanks and other underground storage receptacles or the transportation of hazardous materials, except where noncompliance with such Environmental Laws would not have a material adverse effect on the business, assets or financial condition of the Borrower and its Subsidiaries, taken as a whole, and will, upon receipt of any notice of material non-compliance or knowledge of material non-compliance, promptly send copies of such notice or communicate its knowledge of such non-compliance to the Agent.

  [Intentionally Omitted].

  Notice of Litigation and Judgments.

The Borrower will and will cause each of its Subsidiaries promptly to notify the Banks of the issuance of any restraining order or injunction or the commencement of any claim, action, suit, proceeding or investigation of any kind against any of the Borrower or any of its Subsidiaries in which there is a reasonable likelihood of an adverse decisionwhich would either by itself or taken together with other such matters, materially adversely affect the business, assets or financial condition of the Borrower and its Subsidiaries, taken as a whole, or which question the validity or enforceability of this Agreement or the other Loan Documents.

  Corporate Existence; Maintenance of Properties.

The Borrower will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and those of its Subsidiaries, except where the failure to keep in full force and effect any such rights or franchises would not have a materially adverse effect on the business of the Borrower and its Subsidiaries, taken as a whole.
It will, and will cause each of its Subsidiaries to, continue to engage primarily in the businesses now conducted by them and in related businesses; provided that nothing in this Sect.8.6 shall prevent the Borrower from discontinuing the operation and maintenance of any of its properties or those of its Subsidiaries if such discontinuance is, in the judgment of the Borrower, desirable in the conduct of its or their business and that do not in the aggregate materially adversely affect the business of the Borrower and its Subsidiaries on a consolidated basis.
Insurance. The Borrower will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurers insurance with respect to its properties and business against such casualties and contingencies as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent and as shall be in accordance with the applicable terms of the Security Documents, except with respect to railcars on lease to other Persons (other than railcars subject to a lease as to which the Borrower has retained the obligation to insure the railcars subject thereto).

       Taxes.

The Borrower will, and will cause each of its Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges (other than (a) taxes, assessments and other governmental charges that in the aggregate are not material to the business or assets of the Borrower and its Subsidiaries on a consolidated basis and (b) taxes that are required to be paid by any lessee of railcars of the Borrower under the terms of any
railcar lease,   provided that the Borrower will pay and discharge
all such taxes to the extent that they are not paid by any such lessee within thirty (30) days after such non-payment shall give rise to an event of default (or like occurrence) under the respective lease if a Lien upon any property of the Borrower shall arise as a result of such nonpayment by such lessee, proceedings to foreclose such Lien have commenced, and such Lien is in respect of property having a net book value, when combined with all other property of the Borrower and its Subsidiaries subject to other such Liens arising from and after the date hereof as to which foreclosure proceedings have commenced, which is in excess of $1,000,000, taken on an aggregate cumulative basis) imposed upon it and its real properties, sales and activities, or any part thereof, or upon the income or profits therefrom; provided that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Borrower or such Subsidiary shall have set aside on its books adequate reserves with respect thereto; and provided further that the Borrower and each Subsidiary of the Borrower will pay all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any Lien that may have attached as security therefor, except for any Lien which is in respect of property having a total net book value, when combined with all other property of the Borrower and its Subsidiaries subject to such Liens arising from and after the date hereof as to which foreclosure proceedings have commenced, that is not in excess of $1,000,000, taken on an aggregate cumulative basis.

  Inspection of Properties and Books, etc.

  General.

The Borrower shall permit the Banks, through the Agent or any of the Banks' other designated representatives, to visit and inspect any of the properties (other than railcars on lease) of the Borrower or any of its Subsidiaries, to examine the books of account of the Borrower and its Subsidiaries (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with, and to be advised as to the same by, its and their officers, all at such reasonable times and intervals as the Agent or any Bank may reasonably request.

  Appraisals.

If an Event of Default shall have occurred and be continuing, upon the request of the Agent, the Borrower will obtain and deliver to the Agent from time to time appraisal reports in form and substance and from appraisers satisfactory to the Agent with respect to the Borrower and its assets. All such appraisals shall be conducted and made at the expense of the Borrower.

  Communication with Accountants.

The Borrower authorizes the Agent and, if accompanied by the Agent, the Banks to communicate directly with the Borrower's independent certified public accountants and authorizes such accountants to disclose to the Agent and the Banks any and all financial statements and other supporting financial documents and schedules including copies of any management letter with respect to the business, financial condition and other affairs of the Borrower or any of its Subsidiaries; provided, that prior to the occurrence of any Event of Default, the Agent shall give reasonable prior notice to the Borrower of its intention to so communicate with the Borrower's independent certified public accountants. At the request of the Agent, the Borrower shall deliver a letter addressed to such accountants instructing them to comply with the provisions of this Sect.8.9.3.

  Compliance with Laws, Contracts, Licenses, and Permits.

The Borrower will and will cause each of its Subsidiaries to (a) comply with all provisions of its charter documents and by-laws and all laws (including all Environmental Laws), rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it is or becomes subject and noncompliance with which would have a material adverse effect on the business, assets, financial condition or operations of the Borrower and its Subsidiaries, taken as a whole, or on the ability of the Borrower to fulfill its obligations under this Credit Agreement or the other Loan Documents; and (b) promptly obtain, maintain, apply for renewal, and not allow to lapse, any authorization, consent, approval, license or order for, and accomplish any filing or registration with, any court or judicial, administrative or governmental authority or any other Person which is or becomes necessary in order that it perform in all material respects all of its obligations under this Credit Agreement, the other Loan Documents and in order that the same are valid and binding and effective in accordance with their terms.

  Employee Benefit Plans.

The Borrower will (i) promptly upon the request of the Agent, furnish to the Agent a copy of the most recent actuarial statement required to be submitted under Sect.103(d) of ERISA and Annual Report, Form 5500, with all required attachments, in respect of each Guaranteed Pension Plan and (ii) promptly upon the request of the Agent, furnish to the Agent any notice, report or demand sent or received in respect of a Guaranteed Pension Plan under Sects.302, 4041, 4042, 4043, 4063, 4065, 4066 and 4068 of ERISA, or in respect of a Multiemployer Plan, under Sects.4041A, 4202, 4219, 4242, or 4245 of ERISA.

  Use of Proceeds.

     The Borrower will use the proceeds of the Loans solely for refinancing the Bridge Loan, to finance the purchase of additional railcars and for general working capital purposes.

  Bank Accounts.

Within thirty (30) days following the date hereof, the Borrower shall enter into an Agency Account Agreement with each depository bank at whch the Borrower maintains or shall maintain any deposits constituting proceeds of any Approved Leases (it being understood that Agency Account Agreements shall not be required for any payroll accounts listed on Schedule 7.20 hereto), and such Agency Account Agreements shall be in form and substance satisfactory to the Banks and the Agent. The Borrower will direct each lessee under any Approved Lease to make all payments of rent and other obligations under any such Approved Lease directly into an account maintained by the Borrower with any bank which shall have executed such an Agency Account Agreement prior to such deposit and which account shall be subject to such Agency Account Agreement at the time of such deposit . Except during the continuance of any Event of Default, the Borrower shall be entitled to withdraw any such amounts deposited and to use such amounts for any purpose. During the continuance of an Event of Default, such amounts so deposited shall be transferred daily to the Agent for application to pay down the Obligations in accordance with Sect.13.4 hereof and the terms and conditions of such Agency Account Agreements (and the Agent shall then be entitled to give the applicable notices provided for in the Agency Account Agreements to require the other parties thereto to transfer such amounts to the Agent on a daily basis); and during the continuance of an Event of Default, the Borrower shall have no right to withdraw any such amounts. During the continuance of any such Event of Default, the Borrower will, and will cause each of its Subsidiaries to, together with the employees, agents and other Persons acting on behalf of the Borrower or such Subsidiary, receive and hold in trust for the Agent and the Banks all payments constituting proceeds of Approved Leases or other Collateral which may come into their possession or under their control and, immediately upon receipt thereof, deposit such payments in the form received, with any appropriate endorsements, (and cause all Persons who are payors of such payments to deposit such payments directly, in each case) directly to any such account subject to an Agency Account Agreement or directly to the Agent as it may specify during the continuance of any such Event of Default.

8.14.  Advantageous Agreements.

The Borrower shall at all times maintain in full force and effect, and not permit early termination or lapse of, each of its advantageous agreements which is material to the business, assets or financial condition of the Borrower or its ability to repay the Obligations.

8.15.  Further Assurances.

The Borrower will, and will cause each of its Subsidiaries to, cooperate with the Banks and the Agent and execute such further instruments and documents as the Banks or the Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Credit Agreement and the other
Loan Documents.

8.16.  Opinion of Counsel.

On or before July 11, 1994, the Borrower shall have delivered to the Banks and the Agent a favorable legal opinion addressed to the Banks and the Agent, dated as of the date hereof, in form and substance satisfactory to the Banks and the Agent, from counsel to the Borrower and the Pledgor.

  CERTAIN NEGATIVE COVENANTS OF THE BORROWER.

The Borrower covenants and agrees that, so long as any Loan or Note is outstanding or any Bank has any obligation to make any Loans:

       Restrictions on Indebtedness.

The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:
(a) Indebtedness to the Banks and the Agent arising under any of the Loan Documents;
(b)Indebtedness incurred in the ordinary course of business and not incurred through the borrowing of money or the obtaining of credit or the leasing of property, except that unsecured credit on an open account basis customarily extended in connection with purchases of goods or services in the ordinary course of business shall be permitted;
(c)Indebtedness in respect of taxes, including withholding and payroll taxes, assessments, governmental charges, and claims for labor, materials or supplies and liabilities under employee benefit plans, including pension plans, to the extent that payment thereof is not yet due or to the extent that the amount, applicability or validity of such Indebtedness is being contested by the applicable Person in good faith by appropriate proceedings diligently pursued and adequate reserves therefor are being maintained in accordance with generally accepted accounting principles;
(d) Indebtedness in respect of attachments or similar proceedings, judgments or awards that have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which the Borrower shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review;
(e) endorsements for collection, deposit or negotiation and warranties of products orservices, in each case incurred in the ordinary course of business;
(f) obligations under Capitalized Leases not exceeding $2,000,000 in aggregate amount at any time outstanding;
(g) purchase money Indebtedness for real or personal property purchased by the Borrower or any Subsidiary of the Borrower for use in the ordinary course of such Person's business, but only to the extent that such Indebtedness does not exceed 100% of the fair market value of the property so purchased as at the date of purchase, provided that the aggregate principal amount of such Indebtedness of the Borrower and its Subsidiaries shall not exceed the aggregate amount of $2,000,000 at any one time;
(h) Indebtedness (if any) existing on the date of this Credit Agreement and listed and described on Schedule 9.1 hereto, and renewals, extensions, or refinancings thereof, provided that such renewals, extensions or refinancings shall not increase (x) the collateral securing such indebtedness, (y) the aggregate amount of such Indebtedness, or (z) if such Indebtedness is renewed, extended, or refinanced prior to the maturity thereof, the aggregate annual debt service requirement during the period prior to the original maturity with respect thereto; and
(i) Indebtedness to FNBB in respect of interest rate protection arrangements.

  Restrictions on Liens.

The Borrower will not, and will not permit any of its Subsidiaries to, create, incur or permit to exist any Lien on any property or asset of any such Persons, other than:
(a) Liens for taxes or assessments and other government charges or levies if payment shall not at the time be required to be made in accordance with Sect.8.8 hereof or liens on properties to secure claims for labor, material or supplies in respect of obligations not overdue;
(b)Liens in respect of property or assets of the Borrower or any of its Subsidiaries (i) under workers' compensation, unemployment or other insurance, old age pensions or other Social Security benefits or other similar laws or similar legislation, (ii) in connection with surety, appeal and similar bonds incidental to the conduct of litigation, and (iii) in connection with bid, performance or similar bonds which do not exceed in the aggregate $500,000; mechanics', laborers', materialmen's and similar liens in existence less than 120 days from the date of creation thereof which are not then delinquent or which are being contested in good faith by appropriate proceedings; all of which Liens permitted by this paragraph (b) do not in the aggregate materially detract from the value of the Borrower's property or materially impair the use thereof in the operation of the business of the Borrower and its Subsidiaries;
(c) Liens on properties in respect of judgments or awards, the Indebtedness with respect to which is permitted by Sect.9.1(d);
(d) encumbrances consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord's or lessor's liens under leases to which the Borrower or a Subsidiary of the Borrower is a party, and other minor liens or encumbrances none of which in the opinion of the Borrower interferes materially with the use of the property affected in the ordinary conduct of the business of the Borrower or its Subsidiaries, which defects do not individually or in the aggregate have a materially adverse effect on the business of the Borrower and its Subsidiaries, taken as a whole;
(e) presently outstanding Liens listed on Schedule 9.2 hereto and Liens on the same property securing renewals, extensions, and refinancings of the Indebtedness described in Sect.9.1(h) hereof, subject to all of the provisions contained therein;
(f)  Liens securing the purchase price of purchase money
Indebtedness permitted by Sect.9.1(g) hereof, provided that such Liens are limited solely to the property so purchased;
(g) Liens in favor of the Agent for the benefit of the Banks and the Agent under the Loan Documents;
(h) Liens in favor of FNBB securing obligations of the Borrower or its Subsidiaries under interest rate protection arrangements permitted under Sect.9.1(i) hereof;
(i) Liens in respect of Capitalized Leases, the Indebtedness with respect to which is permitted by Sect.9.1(f) hereof, provided, that such liens are limited solely to the property subject to such Capitalized Leases;
(j) any Lien, loss of title or other effects on the Borrower's title to railcars on lease to lessees directly resulting from any Casualty Occurrence;
(k) Liens on railcars of the Borrower consisting of, or arising under, leases, subleases or similar arrangements granting usage rights as to such railcars to third party lessees or other such users granted by the Borrower (or its lessee) in the ordinary course of business;
(l)  Liens or other defects of title on the Acquired Chrysler
Assets arising or incurred prior to the acquisition thereof by the Borrower from Allied; or
(m) Liens on railcars of the Borrower arising by, through or under any leases, subleases, or similar arrangements with respect to usage of railcars and which Liens are required to be released, paid or discharged by any lessee of railcars of the Borrowerunder the terms of any railcar lease, provided that the Borrower will release, pay or discharge all such Liens to the extent that they are not released, paid or discharged by any such lessee within thirty (30) days after the same shall give rise to an event of default (or like occurrence) under the respective lease if foreclosure proceedings have commenced with respect thereto and such Lien is in respect of property having a net book value, when combined with all other property of the Borrower subject to such Liens arising from and after the date hereof as to which foreclosure proceedings have commenced which is in excess of $1,000,000 taken on an aggregate cumulative basis.

  Restrictions on Investments.

The Borrower will not, and will not permit any of its Subsidiaries to, make or permit to exist or to remain outstanding any Investment except Investments in:
(a)  marketable direct or guaranteed obligations of the United
States of America that mature within one (1) year from the date of purchase by the Borrower;
(b)deposits with or certificates of deposit issued by any Bank, or any other bank whose commercial paper is rated not less than prime-one or A-1 or their equivalents by Moody's or S&P or their successors and having capital and unimpaired surplus of at least
$500,000,000, and written agreements under which any Bank or any other bank described in this Sect.9.3(b) sells and agrees to repurchase marketable direct obligations of the United States of America;
(c)commercial paper or finance company paper which is rated not less than prime-one or A-1 or their equivalents by Moody's or S&P or their successors;
(d)  Investments existing on the date hereof and listed on Schedule
9.3  hereto;
(e) Investments in, or advances by the Borrower to, IC consisting of intercompany advances to IC in order to consolidate cash balances for investment purposes, provided, however, that such Investments shall not exceed $2,000,000 in aggregate principal amount at any time outstanding; and
(f) Investments consisting of promissory notes received as proceeds of asset dispositions permitted by Sect.9.5.2.

  Distributions.

The Borrower will not make any Distributions except that after the Term Out Date, the Borrower may make Distributions but only if all of the following requirements are satisfied in connection with each such Distribution (w) no Default or Event of Default shall then exist and none will result from or exist after giving effect to such Distribution, (x) the Lease Value Ratio, as of the end of the most recent fiscal quarter for which financial statements shall have been required to be delivered under Sect.8.4 hereof, shall have been greater than or equal to 1.0 to 1.0, and (y) after giving effect to such Distribution, the ratio of Consolidated Total Liabilities to Consolidated Tangible Net Worth shall not exceed 1.0 to 1.0 and, (z) the Borrower shall have furnished reasonably satisfactory written evidence of such calculations to the Bank in form and detail reasonably satisfactory to the Bank.

  Merger, Consolidation.

  Mergers and Acquisitions.

The Borrower will not, and will not permit any of its Subsidiaries to, become a party to any merger or consolidation, or agree to or
effect any asset acquisition or stock   acquisition (other than the
acquisition of railcars and interests in leases of railcars in the ordinary course of business and generally in accordance with railcar leasing industry practices) except the merger or consolidation of one or more of the Subsidiaries of the Borrower with and into the Borrower, or the merger or consolidation of two or more Subsidiaries of the Borrower.

  Disposition of Assets.

The Borrower will not, and will not permit any of its Subsidiaries to, become a party to or agree to or effect any disposition of assets; provided, that the Borrower may lease and otherwise dispose of assets in the ordinary course of business generally in accordance with railcar leasing industry practices
(including without limitation the
disposition of worn out equipment or the occurrence of any Casualty Occurrence with respect to railcars on lease to lessees), but only if, after giving effect thereto, (a) no Default or Event of Default shall have occurred and be continuing and none would result from such disposition, and (b) the outstanding amounts of Loans does not exceed the Borrowing Base remaining after such disposition. The Borrower will be obligated to apply the net cash proceeds of any such permitted asset dispositions (including all insurance proceeds or indemnity claims made in respect of any Casualty Occurrence), if made on or after the Term Out Date, solely to prepay the principal amount of the Term Loan, within five (5) Business Days after receipt thereof, for application to the unpaid installments of the Term Loan (ratably among such unpaid installments), in each case in an amount equal to such net cash proceeds.

  Sale and Leaseback.

The Borrower will not, and will not permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, whereby the Borrower or any Subsidiary of the Borrower shall sell or transfer any property owned by it in order then or thereafter to lease such property or lease other property that the Borrower or any
Subsidiary of the   Borrower intends to use for substantially the
same purpose as the property being sold or transferred.

  [Intentionally Omitted].

  Employee Benefit Plans.

Neither the Borrower nor any ERISA Affiliate will:
(a) engage in any "prohibited transaction" within the meaning of Sect.406 of ERISA or Sect.4975 of the Code which could result in a material liability for the Borrower or any of its Subsidiaries; or
(b) permit any Guaranteed Pension Plan to incur an "accumulated funding deficiency", as such term is defined in Sect.302 of ERISA, whether or not such deficiency is or may be waived; or
(c) fail to contribute to any Guaranteed Pension Plan to an extent which, or terminate any Guaranteed Pension Plan in a manner which, could result in the imposition of a lien or encumbrance on the assets of the Borrower or any of its Subsidiaries pursuant to Sect.302(f) or Sect.4068 of ERISA; or
(d) permit or take any action which would result in the aggregate benefit liabilities (with the meaning of Sect.4001 of ERISA) of all Guaranteed Pension Plans exceeding the value of the aggregate assets of such Plans, disregarding for this purpose the benefit liabilities and assets of any such Plan with assets in excess of benefit liabilities, by more than $10,000,000, all of which excess (if any) relates to Guaranteed Pension Plans maintained by ICR and for which ICR is primarily liable.

  Bank Accounts.

The Borrower will not, and will not permit any of its Subsidiaries to, (a) establish any bank accounts for the deposit of any amounts constituting proceeds of Approved Leases or other Collateral other than those accounts listed on Schedule 7.20 unless the bank with which such account is established shall have executed and delivered to the Agent an Agency Account Agreement in form and substance satisfactory to the Agent to the extent that such an Agency Account Agreement shall at the time be required under the provisions of Sect.8.13 hereof, (b) violate any Agency Account Agreement, or (c) deposit into any of the payroll accounts listed on Schedule 7.20 (for which Agency Account Agreements shall not be required) any amounts in excess of amounts necessary to pay current payroll obligations from such accounts.

9.10.  Approved Leases.

The Borrower will not enter into any leases with respect to any railcars owned by it other than (a) Approved Leases or (b) other leases of railcars having an aggregate net book value not in excess of $2,000,000 at any time.

9.11.  Fiscal Year.

The Borrower will not change its fiscal year without the prior written consent of the Majority Banks.

  FINANCIAL COVENANTS OF THE BORROWER.

  Earnings Before Interest and Taxes to Total Interest Expense
Ratio.

The Borrower will not permit the ratio of Earnings Before Interest and Taxes to Consolidated Total Interest Expense for any period of four consecutive fiscal quarters (or such lesser number of fiscal quarters as shall have ended since the Closing Date) ending during any period described in the table set forth below to be less than the ratio set forth opposite such period in such table:


Period                         Ratio
Closing Date - June 30, 1995   3.50:1.00
July 1, 1995 and thereafter    4.00:1.00

  Debt Service Coverage Ratio.

(a)The Borrower will not permit the ratio of (i) Consolidated Operating Cash Flow to (ii) the sum of (A) Consolidated Total Interest Expense plus (B) Consolidated Maturing Debt plus (C)
Credit Agreement Maturing Debt for any fiscal period described in the table set forth below to be less than 1.10 to 1.00:
Period July 1, 1994 - September 30, 1994 July 1, 1994 - December 31, 1994 July 1, 1994 - March 31, 1995 July 1, 1994 - June 30, 1995
(b)The Borrower will not permit the ratio of (i) Consolidated Operating Cash Flow to (ii) the sum of (A) Consolidated Total Interest Expense plus (B) Consolidated Maturing Debt plus (C) Credit Agreement Maturing Debt for any period of four consecutive fiscal quarters ending after June 30, 1995 to be less than 1.15 to 1.00.

  Liabilities to Tangible Net Worth Ratio.

The Borrower will not permit the ratio of Consolidated Total
Liabilities to Consolidated Tangible Net Worth at any time during any period described in the table set forth below to exceed the ratio set forth opposite such period in such table:

Period                          Ratio
Closing Date - June 30, 1995    5.00:1.00
July 1, 1995 - June 30, 1996    3.50:1.00
July 1, 1996 and thereafter     2.50:1.00

  Consolidated Tangible Net Worth.

The Borrower will not permit Consolidated Tangible Net Worth to be less than the sum of $5,500,000 plus, on a cumulative basis, 50% of positive Consolidated Net Income for each fiscal quarter ending subsequent to the Closing Date.

10.5.  Lease Value Ratio.

The Borrower shall not permit the Lease Value Ratio to be less than
0.70 to 1.00 as of the end of any fiscal quarter.

  CLOSING CONDITIONS.

The obligations of the Banks to make the initial Revolving Credit
Loans shall be subject to the satisfaction of the following conditions precedent:

  Loan Documents. Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance satisfactory to each of the Banks. Each Bank shall have received a fully executed copy of each such document (except that with respect to the Notes, each Bank shall have received a fully executed copy of its Note only).

  Certified Copies of Charter Documents.

Each of the Banks shall have received from the Borrower and each Affiliate of the Borrower which is a party to any Loan Document a copy, certified by a duly authorized officer of such Person to be true and complete on the Closing Date, of each of (i) its charter or other incorporation documents as in effect on such date of certification, and (ii) its by-laws as in effect on such date.

  Corporate Action.

All corporate action necessary for the valid execution, delivery and performance by the Borrower and each of its Affiliates of this Credit Agreement and the other Loan Documents to which it is or is to become a party shall have been duly and effectively taken, and evidence thereof satisfactory to the Banks shall have been provided to each of the Banks.

  Incumbency Certificate.

Each of the Banks shall have received from the Borrower and each of its Affiliates which is a party to any Loan Document an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of the Borrower or such Affiliate, and giving the name and bearing a specimen signature of each individual who shall be authorized: (i) to sign, in the name and on behalf of Master Document 64602 each of the Borrower or such Affiliate, each of the Loan Documents to which the Borrower or such Affiliate is or is to become a party; (ii) in the case of the Borrower, to make Loan Requests and Conversion Requests; and (iii) to give notices and to take other action on its behalf under the Loan Documents.

  Validity of Liens.

The Security Documents shall be effective to create in favor of the Agent a legal, valid and enforceable first (except for Permitted Liens entitled to priority under applicable law) security interest in the Collateral. All UCC, Interstate Commerce Commission, and other filings, recordings, deliveries of stock certificates, undated stock powers executed in blank, and other instruments and other actions necessary or desirable in the opinion of the Agent to protect and preserve such security interests shall have been duly effected, or, with respect to UCC and Interstate Commerce Commission filings, arrangements satisfactory to the Agent for the filing thereof shall have been made. The Agent shall have received evidence thereof in form and substance satisfactory to the Agent.

  UCC Search Results.

The Agent shall have received from the Borrower the results of UCC lien searches with respect to its Collateral, indicating no liens other than Permitted Liens and otherwise in form and substance satisfactory to the Agent.

  Certificates of Insurance.

The Agent shall have received (i) a certificate of insurance from an independent insurance broker dated as of the Closing Date, identifying insurers, types of insurance, insurance limits, and policy terms, and otherwise describing the insurance obtained in accordance with the provisions of the Security Documents, if any is required, and (ii) certified copies of all policies evidencing such insurance (or certificates therefore signed by the insurer or an agent authorized to bind the insurer).

  Borrowing Base Report.

The Agent shall have received from the Borrower the initial
Borrowing Base Report dated as of the Closing Date.

  [Intentionally Omitted].

  Disbursement Instructions.

The Agent shall have received disbursement instructions from the Borrower, indicating that a portion of the proceeds of the initial Revolving Credit Loan, in an amount equal to the aggregate loan obligations of the Borrower to FNBB relating to the Bridge Loan are paid to FNBB on the Closing Date.

     11.11.  Fees and Expenses.

The Borrower shall have paid to the Agent, for the account of the Banks, all fees, expenses and other amounts due and payable as of the Closing Date under this Agreement, including without limitation all fees, expenses and disbursements of the Agent and the Agent's Special Counsel payable pursuant to Sect.16 hereof.

11.12.  Certificate Regarding Lease Value Ratio and Rating.

The Agent shall have received, if requested on the Closing Date, a certificate from an officer of the Borrower specifying the Lease
Value Ratio and the Rating as of the Closing Date.

11.13.  Notices Under Acquisition Documents.

The Borrower shall have made or caused to be made all notices as to its execution and delivery of this Agreement and the other Loan Documents and as to its granting of security interests in the Collateral pursuant to the Security Documents which notices are required to be made to any Person under the provisions of the Acquisition Documents.

11.14.  Proceedings and Documents.

All proceedings in connection with the transactions contemplated by this Credit Agreement, the other Loan Documents and all other documents incident thereto shall be satisfactory in substance and in form to the Banks and to the Agent and the Agent's Special Counsel, and the Banks, the Agent and such counsel shall have received all information and such counterpart originals or certified or other copies of such documents as the Agent may reasonably request.

  CONDITIONS TO ALL BORROWINGS.

The obligations of the Banks to make any Revolving Credit Loan, whether on or after the Closing Date, shall also be subject to the satisfaction of the following conditions precedent (provided that such conditions precedent shall not be required to be satisfied in connection with any conversion or continuation of any Revolving
Credit Loan (not involving the making of any Loan) pursuant to Sect.2.7.1 or Sect.2.7.2 hereof):

  Representations True; No Event of Default.

Each of the representations and warranties of any of the Borrower and its Subsidiaries contained in this Credit Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Credit Agreement shall be true in all material respects as of the date as of which they were made and shall also be true in all material respects at and as of the time of the making of such Revolving Credit Loan, with the same effect as if made at and as of that time (except to the extent of changes resulting from transactions contemplated or permitted by this Credit Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and to the extent that such representations and warranties relate expressly to an earlier date) and no Default or Event of Default shall have occurred and be continuing.

  No Legal Impediment.

No change shall have occurred in any law or regulations thereunder or interpretations thereof that in the reasonable opinion of any Bank would make it illegal for such Bank to make such Revolving Credit Loan, provided that those Banks to whom such change in law is not applicable shall continue to be obligated to make Loans hereunder, notwithstanding the fact that one or more other Banks are affected by such change in law.

  Loan Request.

The Borrower shall have delivered a Loan Request in accordance with the provisions of Sect.2.6 hereof. The Loan Request shall constitute a certification by the Borrower that the conditions set forth in this Sect.12 will be satisfied as of the date of such Revolving Credit Loan.

       [Intentionally Omitted].

  Borrowing Base Report.

The Agent shall have received the most recent Borrowing Base Report required to be delivered to the Agent in accordance with Sect.8.4(e).

  EVENTS OF DEFAULT; ACCELERATION; ETC.

  Events of Default and Acceleration.

If any of the following events ("Events of Default" or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, "Defaults") shall occur:
(a)  the Borrower shall fail to pay any principal of the Loans when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;
(b) the Borrower shall fail to pay any interest on the Loans, the commitment fee, or other sums due hereunder or under any of the other
Loan Documents, within three (3) Business Days of the date when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;
(c)  the Borrower shall fail to comply with any of its covenants contained in Sects.8, 9 or 10 (other than Sect.8.1, Sect.8.4, the second sentence of Sect.8.6, or Sect.8.9);
(d)  the Borrower, any of its Subsidiaries or the Pledgor shall fail to perform any term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified elsewhere in this Sect.13) for thirty (30) days after written notice of such failure has been given to the Borrower by the Agent;
(e)  any representation or warranty of the Borrower or the Pledgor in this Credit Agreement or any of the other Loan Documents or in any other document or instrument delivered pursuant to or in connection with this Credit Agreement shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;
(f)  the Borrower or any of its Subsidiaries shall fail to pay at maturity, or within any applicable period of grace, Indebtedness in an aggregate principal amount in excess of $100,000, or shall fail to observe or perform any material term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing Indebtedness in an aggregate principal amount in excess of $100,000 for such period of time as would permit (assuming the giving of appropriate notice if
required) the holder or holders   thereof or of any obligations
issued thereunder to accelerate the maturity thereof;
(g)  Waterloo shall fail to pay at maturity, or within any
applicable period of grace, Indebtedness in an aggregate principal amount in excess of $500,000, or Waterloo shall fail to observe or perform any material term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing Indebtedness in an aggregate principal amount in excess of $500,000 for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any
obligations issued thereunder to accelerate the maturity thereof;
(h)  ICR shall fail to pay at maturity, or within any applicable period of grace, Indebtedness in an aggregate principal amount in excess of $1,000,000, or ICR shall fail to observe or perform any material term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing Indebtedness in an aggregate principal amount in excess of $10,000,000 for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof;
(i)  the Borrower, any of its Subsidiaries, the Pledgor, ICR or
Waterloo shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of the Borrower, any of its Subsidiaries, the Pledgor, ICR
or Waterloo or of any substantial part of the assets of the
Borrower, any of its Subsidiaries, the Pledgor, ICR or Waterloo or
shall commence any case or other proceeding relating to the
Borrower, any of its Subsidiaries, the Pledgor, ICR or Waterloo
under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against the Borrower, any of its Subsidiaries, the Pledgor, ICR or Waterloo and the Borrower,
any of its Subsidiaries, the Pledgor, ICR or Waterloo shall
indicate its approval thereof, consent thereto or acquiescence therein or such petition, application, case or other proceeding shall not have been dismissed within forty-five (45) days following the commencement or filing thereof;
(j)  a decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating the Borrower, any of its Subsidiaries, the Pledgor, ICR or Waterloo bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of the Borrower, any of its Subsidiaries, the Pledgor, ICR or
Waterloo in an involuntary case under federal bankruptcy laws as now or hereafter constituted;
(k)  there shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty consecutive days, any final judgment against the Borrower or any of its Subsidiaries that, with such other outstanding final judgments, undischarged, against the
Borrower or any of its Subsidiaries exceeds in the aggregate
$500,000;
(l)  if any of the Loan Documents shall be canceled, terminated, revoked or rescinded or the Agent's security interests, mortgages or liens in substantially all of the Collateral shall cease to be perfected, or shall cease to have the priority contemplated by the
Security Documents, in each case otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Majority Banks, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of the Borrower or the Pledgor, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the
Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;
(m)  with respect to any Guaranteed Pension Plan, an ERISA
Reportable Event shall have occurred and the Majority Banks shall have determined in their reasonable discretion that such event reasonably could be expected to result in liability to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding
$500,000 for which the Borrower is reasonably likely to be
primarily liable and such event in the circumstances occurring reasonably could constitute grounds for the termination of such
Guaranteed Pension Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan; or a trustee shall have been
appointed by the United States District Court to administer such
Guaranteed Pension Plan; or the PBGC shall have instituted
proceedings to terminate such Guaranteed Pension Plan;
(n) there shall occur any material damage to, or loss, theft or destruction of, any material portion of the Collateral, whether or not insured (excluding any Casualty Occurrence with respect to railcars on lease to lessees);
(o) (i) IC shall at any time, legally or beneficially, directly or indirectly, own less than one hundred percent (100%) of the capital stock of (A) the Borrower, (B) the Pledgor, (C) Waterloo, or (D)
ICR, in each case as adjusted pursuant to any stock split, stock dividend or recapitalization or reclassification of any such
Person, or (ii)   any of the Borrower's capital stock shall at any
time fail to be owned by the Pledgor and pledged to the Agent, for the benefit of the Banks, pursuant to the Stock Pledge Agreement, or such pledge shall at any time cease to constitute a first priority perfected security interest, subject to no other liens or encumbrances;
(p) either of the Borrower or ICR shall exercise its "put" or "call" rights, as the case may be, under any of the Option
Agreements;
(q) except with respect to Liens of the types permitted to be incurred by the Borrower and its Subsidiaries pursuant to clauses
(a) through (e), (j), (k), (1), and (m) of Sect.9.2 hereof, and certain existing Liens as to Waterloo described on Schedule 13.1 hereof (and Liens on the same property securing renewals, extensions, and refinancings of the Indebtedness in respect of such Liens listed on Schedule 13.1 hereof), Waterloo shall create, assume or permit to exist any Lien on any of its property or assets; or
(r) there shall occur under any Approved Lease (i) any uncured payment default, after applicable grace periods, (ii) the giving of any notice of termination by either party under such Approved
Lease, (iii) any actual termination or lapse of such Approved
Lease, (iv) the giving of any notice of termination of the lessee's right to possession of the leased property under such Approved
Lease whether or not any notice of termination of the lease has been given or any actual termination of the lease has occurred, (v) any actual termination of the lessee's right to possession of the leased property under such Approved Lease, or (vi) the giving of any notice of an intention not to renew by either party under such Approved Lease; then, and in any such event, so long as the same may be continuing, the Agent may, and upon the request of the Majority Banks shall, by notice in writing to the Borrower declare all amounts owing with respect to this Credit Agreement, the Notes and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;
provided that in the event of any Event of Default specified in Sect.13.1(i), 13.1(j) or 13.1(l), all such amounts shall become immediately due and payable automatically and without any requirement of notice from the Agent or any Bank.

  Termination of Commitments.

If any one or more of the Events of Default specified in Sect.13.1(i), Sect.13.1(j) or Sect.13.1(l) shall occur, any unused portion of the credit hereunder shall forthwith terminate and each of the Banks shall be relieved of all obligations to make Loans to the Borrower.
If any other Event of Default shall have occurred and be continuing, the Agent shall, at the direction of the Majority
Banks, by notice to the Borrower, terminate the unused portion of the credit hereunder, and upon such notice being given such unused portion of the credit hereunder shall terminate immediately and each of the Banks shall be relieved of all further obligations to make Loans. If any such notice is given to the Borrower the Agent will forthwith furnish a copy thereof to each of the Banks. No termination of the credit hereunder shall relieve the Borrower of any of the Obligations or any of its existing obligations to any of the Banks arising under other agreements or instruments.

  Remedies.

In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the Banks shall have accelerated the maturity of the Loans pursuant to Sect.13.1, each Bank, if owed any amount with respect to the Loans, may, with the consent of the Majority Banks but not otherwise, proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Credit Agreement and the other Loan Documents or any instrument pursuant to which the Obligations to such Bank are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of such Bank. No remedy herein conferred upon any Bank or the Agent or the holder of any Note is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

  Distribution of Collateral Proceeds.

In the event that, following the occurrence or during the continuance of any Event of Default, the Agent or any Bank, as the case may be, receives any monies in connection with the enforcement of any of the Security Documents, or otherwise with respect to the realization upon any of the Collateral, such monies shall be distributed for application as follows:
(a) First, to the payment of, or (as the case may be) the reimbursement of the Agent for or in respect of all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Agent in connection with the collection of such monies by the Agent, or the exercise, protection or enforcement by the Agent of all or any of the rights, remedies, powers and privileges of the Agent under this Credit Agreement or any of the other Loan Documents or in respect of the Collateral and to provide for adequate indemnity to the Agent against all taxes or liens which by law shall have, or may have, priority over the rights of the Agent to such monies;
(b) Second, to all other Obligations in such order or preference as the Majority Banks may determine; provided, however, that Obligations owing to the Banks with respect to each type of Obligation such as interest, principal, fees and expenses, shall be made among the Banks pro rata; and provided, further, that the Agent may in its discretion make proper allowance to take into account any Obligations not then due and payable;
(c) Third, upon payment and satisfaction in full or other provisions for payment in full satisfactory to the Banks and the Agent of all of the Obligations, to the payment of any obligations required to be paid pursuant to Sect.9-504(1)(c) of the Uniform
Commercial Code of the Commonwealth of Massachusetts; and
(d) Fourth, the excess, if any, shall be returned to the Borrower or to such other Persons as are entitled thereto.

  SETOFF.

Regardless of the adequacy of any collateral, during the continuance of any Event of Default, any deposits or other sums credited by or due from any of the Banks to the Borrower and any securities or other property of the Borrower in the possession of such Bank may be applied to or set off by such Bank against the payment of the Obligations. Each of the Banks agrees with each other Bank that (i) if an amount to be set off is to be applied to Indebtedness of the Borrower to such Bank, other than Indebtedness evidenced by the Notes held by such Bank, such amount shall be applied ratably to such other Indebtedness and to the Indebtedness evidenced by all such Notes held by such Bank, and (ii) if such Bank shall receive from the Borrower, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the claim evidenced by the Notes held by such Bank by proceedings against the Borrower at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, and shall retain and apply to the payment of the Note or Notes held by such Bank any amount in excess of its ratable portion of the payments received by all of the Banks with respect to the Notes held by all of the Banks, such Bank will make such disposition and arrangements with the other Banks with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Bank receiving in respect of the Notes held by its proportionate payment as contemplated by this Credit Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Bank, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.

  THE AGENT.

  Authorization.

The Agent is authorized to take such action on behalf of each of the Banks and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Agent, together with such powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Agent. The relationship between the Agent and the Banks is and shall be that of agent and principal only, and nothing contained in this Credit Agreement or any of the other Loan Documents shall be construed to constitute the Agent as a trustee for any Bank.

  Employees and Agents.

The Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Credit Agreement and the other Loan Documents. The Agent may utilize the services of such Persons as the Agent in its sole discretion may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by the Borrower.

  No Liability.

Neither the Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent or employee thereof, shall be liable for any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Agent or such other Person, as the case may be, may be liable for losses due to its willful misconduct or gross negligence.

  No Representations.

The Agent shall not be responsible for the execution or validity or enforceability of this Credit Agreement, the Notes, any of the other Loan Documents or any instrument at anytime constituting, or intended to constitute, collateral security for the Notes, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Borrower, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any instrument at any time constituting, or intended to constitute, collateral security for the Notes or to inspect any of the properties, books or records of the Borrower or any of its Subsidiaries. The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrower or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete. The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Banks, with respect to the credit worthiness or financial conditions of the Borrower or any of its Subsidiaries. Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement.

  Payments.

  Payments to Agent.

A payment by the Borrower to the Agent hereunder or any of the other Loan Documents for the account of any Bank shall constitute a payment to such Bank. The Agent agrees promptly to distribute to each Bank such Bank's pro rata share of payments received by the Agent for the account of the Banks except as otherwise expressly provided herein or in any of the other Loan Documents.

  Distribution by Agent.

If in the opinion of the Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

  Delinquent Banks.

Notwithstanding anything to the contrary contained in this Credit Agreement or any of the other Loan Documents, any Bank that fails
(i) to make available to the Agent its pro rata share of any Loan or (ii) to comply with the provisions of Sect.14 with respect to making dispositions and arrangements with the other Banks, where such Bank's share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and to payable to all of the Banks, in each case as, when and to the full extent required by the provisions of this Credit Agreement, shall be deemed delinquent (a "Delinquent Bank") and shall be deemed a Delinquent Bank until such time as such delinquency is satisfied. A Delinquent Bank shall be deemed to have assigned any and all payments due to it from the Borrower, whether on account of outstanding Loans, interest, fees or otherwise, to the remaining nondelinquent Banks for application to, and reduction of, their respective pro rata shares of all
outstanding Loans.  The   Delinquent Bank hereby authorizes the
Agent to distribute such payments to the nondelinquent Banks in proportion to their respective pro rata shares of all outstanding Loans. A Delinquent Bank shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all outstanding Loans of the nondelinquent Banks, the Banks' respective pro rata shares of all outstanding Loans have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.

  Holders of Notes.

The Agent may deem and treat the payee of any Note as the absolute owner thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder.

  Indemnity.

The Banks ratably agree hereby to indemnify and hold harmless the Agent from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Agent has not been reimbursed by the Borrower as required by Sect.16), and liabilities of every nature and character arising out of or related to this Credit Agreement, the Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Agent's actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Agent's willful misconduct or gross negligence.

  Agent as Bank.

In its individual capacity, FNBB shall have the same obligations and the same rights, powers and privileges in respect to its
Commitment and the Loans made by it, and as the   holder of any of
the Notes, as it would have were it not also the Agent.

  Resignation.

The Agent may resign at any time by giving sixty (60) days prior written notice thereof to the Banks and the Borrower. Upon any such resignation, the Majority Banks shall have the right to appoint a successor Agent from among the Banks. Unless a Default or Event of Default shall have occurred and be continuing, the appointment of such successor Agent shall be subject to the approval of the Borrower (such approval not to be unreasonably withheld). If no successor Agent shall have been so appointed by the Majority Banks (with the approval of the Borrower) and shall have accepted such appointment within thirty (30) days after the retiring Agent's giving of notice of resignation, then the retiring Agent in any event may, on behalf of the Banks, appoint a successor Agent, which shall be a financial institution having a rating of not less than A or its equivalent by S&P Corporation. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation, the provisions of this Credit Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

  Notification of Defaults and Events of Default.

Each Bank hereby agrees that, upon learning of the existence of a Default or an Event of Default, it shall promptly notify the Agent thereof. The Agent hereby agrees that upon receipt of any notice under this Sect.15.10 it shall promptly notify the other Banks of the existence of such Default or Event of Default.

 EXPENSES.

     The Borrower agrees to pay (i) the reasonable out-of-pocket costs of producing and reproducing this Credit Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (ii) any transfer taxes, documentary taxes, assessments or charges payable to any governmental authority by reason of the execution and delivery of the Loan Documents (the Borrower hereby agreeing to indemnify the Banks with respect thereto), (iii) the reasonable fees, expenses and disbursements of the Agent's Special Counsel or any local counsel to the Agent incurred in connection with the preparation of the Loan Documents and other instruments mentioned herein, and amendments, modifications, approvals, consents or waivers hereto or hereunder, (iv) the fees, expenses and disbursements of the Agent incurred by the Agent in connection with the preparation of the Loan Documents and other instruments mentioned herein; (v) any out-of-pocket fees, costs, expenses and bank charges, including bank charges for returned checks, incurred by the Agent in establishing, maintaining or handling agency accounts, concentration or lock box accounts and other accounts for the collection of any of the Collateral; (vi) all reasonable out-of-pocket expenses (including without limitation reasonable attorneys' fees and costs, which attorneys may be employees of either Bank or the Agent, and reasonable consulting, accounting, appraisal, investment banking and similar professional fees and charges) incurred by any Bank or the Agent in connection with (A) the enforcement of rights under any of the Loan Documents against the Borrower or any of its Subsidiaries or the administration thereof after the occurrence and during the continuance of a Default or Event of Default and (B) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to any Bank's or the Agent's relationship with the Borrower or any of its Subsidiaries, other than as directly caused by the gross negligence or willful misconduct of the Agent or such Bank or their violation of this Credit Agreement and (vii) all reasonable out-of-pocket expenses and disbursements of either Bank or the Agent incurred in connection with UCC searches, UCC filings or filings with the Interstate Commerce Commission. The covenants of this Sect.16 shall survive payment or satisfaction of payment of amounts owing with respect to the Notes.

  INDEMNIFICATION.

The Borrower agrees to indemnify and hold harmless the Agent and the Banks from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of everynature and character arising out of this Credit Agreement or any of the other Loan Documents or the transactions contemplated hereby including, without limitation, (i) any actual or proposed use by the Borrower or any of its Subsidiaries of the proceeds of any of the Loans,
(ii) the reversal or withdrawal of any provisional credits granted by the Agent upon the transfer of funds from bank agency or lock box accounts or in connection with the provisional honoring of checks or other items, (iii) the Borrower or any of its Subsidiaries entering into or performing this Credit Agreement or any of the other Loan Documents or (iv) with respect to the Borrower and its Subsidiaries and their respective properties and assets, the violation of any Environmental Law, the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release or threatened release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to claims with respect to wrongful death, personal injury or damage to property), in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding; provided, however, that the foregoing indemnification shall not apply to any loss, cost or expense resulting directly from the gross negligence or willful misconduct of the Agent or any Bank or their violation of this Credit Agreement or any other Loan Document. In litigation, or the preparation therefor, the Banks and the Agent shall be entitled to select their own counsel and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of such counsel. If, and to the extent that the obligations of the Borrower under this Sect.17 are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The covenants contained in this Sect.17 shall survive payment of satisfaction in full of all other obligations.

  SURVIVAL OF COVENANTS, ETC.

All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower or any of its Subsidiaries pursuant hereto shall be deemed to have been relied upon by the Banks and the Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Banks of the Loans, as herein contemplated, and shall continue in full force and effect so long as any amount due under this Credit Agreement or the Notes or any
of the other Loan Documents remains outstanding   or any Bank has
any obligation to make any Loans, and for such further time as may be otherwise expressly specified in this Credit Agreement. All representations and warranties contained in any certificate or other document delivered to any Bank or the Agent at any time by or on behalf of the Borrower or any of its Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower or such Subsidiary hereunder.

  ASSIGNMENT AND PARTICIPATION.

  Conditions to Assignment by Banks.

Except as provided herein, each Bank may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Credit Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of the Loans at the time owing to it) and the Notes held by it; provided that (i) each of the Agent and the Borrower shall have given its prior written consent to such assignment, which consents, in either case, will not be unreasonably withheld, (ii) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Bank's rights and obligations under this Credit Agreement, (iii) each assignment shall be in an amount that is a whole multiple of $5,000,000 and (iv) the parties to such assignment shall execute and deliver to the Agent, for recording in the Register (as hereinafter defined), an Assignment and Acceptance, substantially in the form of Exhibit E hereto (an "Assignment and Acceptance"), together with any Notes subject to such assignment. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof, (i) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Bank hereunder, and (ii) the assigning Bank shall, to the extent provided in such assignment and upon payment to the Agent of the registration fee referred to in Sect.19.3, be released from its obligations under this Credit Agreement.

  Certain Representations and Warranties; Limitations; Covenants.

By executing and delivering an Assignment and Acceptance, the parties to the assignment thereunder confirm to and agree with each other and the other parties hereto as follows:
(a) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, the assigning Bank makes no representation or warranty, express or implied, and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or the attachment, perfection or priority of any security interest or mortgage;
(b) the assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower and its Subsidiaries or any other Person primarily or secondarily liable in respect of any of the Obligations, or the performance or observance by the Borrower and its Subsidiaries or any other Person primarily or secondarily liable in respect of any of the Obligations of any of their obligations under this Credit Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto;
(c) such assignee confirms that it has received a copy of this Credit Agreement, together with copies of the most recent financial statements referred to in Sect.7.4 and Sect.8.4 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;
(d) such assignee will, independently and without reliance upon the assigning Bank, the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Credit Agreement;
(e)  such assignee represents and warrants that it is an Eligible
Assignee;
(f) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Credit Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto;
(g) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Credit Agreement are required to be performed by it as a Bank; and
(h) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance.

  Register.

The Agent shall maintain a copy of each Assignment and Acceptance delivered to it and a register or similar list (the "Register") for the recordation of the names and addresses of the Banks and the Commitment Percentage of, and principal amount of the Revolving Credit Loans owing to the Banks from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Credit Agreement. The Register shall be available for inspection by the Borrower and the Banks at any reasonable time and from time to time upon reasonable prior notice. Upon each such recordation, the assigning Bank (except if such Bank is FNBB, and FNBB is also the Agent at such time) agrees to pay to the Agent a registration fee in the sum of $2500.

  New Notes.

Upon its receipt of an Assignment and Acceptance executed by the parties to such assignment, together with each Note subject to such assignment, the Agent shall (i) record the information contained therein in the Register, and adjust Schedule 1 accordingly, and
(ii) give prompt notice thereof to the Borrower and the Banks (other than the assigning Bank). Within five (5) Business Days after receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Agent, in exchange for each surrendered Note, a new Note to the order of such Eligible Assignee in an amount equal to the amount assumed by such Eligible Assignee pursuant to such Assignment and Acceptance and, if the assigning Bank has retained some portion of its obligations hereunder, a new Note to the order of the assigning Bank in an amount equal to the amount retained by it hereunder. Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the assigned Notes.

  Participations.

Each Bank may sell participations to one or more banks or other entities in all or a portion of such Bank's rights and obligations under this Credit Agreement and the other Loan Documents; provided that (i) each such participation shall be in an amount of not less than $3,000,000 (or $1,000,000 in the case of an Affiliate of any Bank) (ii) any such sale or participation shall not affect the rights and duties of the selling Bank hereunder to the Borrower and
(iii) the only rights granted to the participant pursuant to such participation arrangements with respect to waivers, amendments or modifications of the Loan Documents shall be the rights to approve waivers, amendments or modifications that would reduce the principal of or the interest rate on any Loans, extend the term or increase the amount of the Commitment of such Bank as it relates to such participant, reduce the amount of any commitment fees to which such participant is entitled or extend any regularly scheduled payment date for principal or interest.

  Disclosure.

The Borrower agrees that in addition to disclosures made in accordance with standard and customary banking practices any Bank may disclose information obtained by such Bank pursuant to this Credit Agreement to assignees or participants and potential assignees or participants hereunder; provided that such assignees
or participants or   potential assignees or participants shall
agree (i) to treat in confidence such information unless such information otherwise becomes public knowledge, (ii) not to disclose such information to a third party, except as required by law or legal process and (iii) not to make use of such information for purposes of transactions unrelated to such contemplated assignment or participation.

  Assignee or Participant Affiliated with the Borrower.

If any assignee Bank is an Affiliate of the Borrower, then any such assignee Bank shall have no right to vote as a Bank hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or other modifications to any of the Loan Documents or for purposes of making requests to the Agent pursuant to Sect.13.1 or Sect.13.2, and the determination of the Majority Banks shall for all purposes of this Agreement and the other Loan Documents be made without regard to such assignee Bank's interest in any of the Loans. If any Bank sells a participating interest in any of the Loans to a participant, and such participant is the Borrower or an Affiliate of the Borrower, then such transferor Bank shall promptly notify the Agent of the sale of such participation. A transferor Bank shall have no right to vote as a Bank hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or modifications to any of the Loan Documents or for purposes of making requests to the Agent pursuant to Sect.13.1 or Sect.13.2 to the extent that such participation is beneficially owned by the Borrower or any Affiliate of the Borrower, and the determination of the Majority
Banks shall for all purposes of this Agreement and the other Loan Documents be made without regard to the interest of such transferor
Bank in the Loans to the extent of such participation.

  Miscellaneous Assignment Provisions.

Any assigning Bank shall retain its rights to be indemnified pursuant to Sect.16 with respect to any claims or actions arising prior to the date of such assignment. If any assignee Bank is not incorporated under the laws of the United States of America or any state thereof, it shall, prior to the date on which any interest or fees are payable hereunder or under any of the other
Loan Documents for its account, deliver to the Borrower and the Agent certification as to its exemption from deduction or withholding of any United States federal income taxes, and no Bank shall at any time permit itself to become subject to withholding at the source of any taxes in respect of amounts payable under this Credit Agreement. If any Reference Bank transfers all of its interest, rights and obligations under this Credit Agreement, the Agent shall, in consultation with the Borrower and with the consent of the Borrower and the Majority
Banks, appoint another Bank to act as a Reference Bank hereunder. Anything contained in this Sect.19 to the contrary notwithstanding, any Bank may at any time pledge all or any portion of its interest and rights under this Credit Agreement (including all or any portion of its Notes) to any of the twelve Federal Reserve Banks organized under Sect.4 of the Federal Reserve Act, 12 U.S.C. Sect.341. No such pledge or the enforcement thereof shall release the pledgor Bank from its obligations hereunder or under any of the other Loan Documents. Upon the recordation of any assignments in the Register pursuant to Sect.19.3 hereof, Schedule 1 to this Credit Agreement shall be revised to reflect the name and address of each new Bank hereunder and to reflect each Bank's new Commitment Percentage after giving effect to such assignment.

  Assignment by Borrower.

The Borrower shall not assign or transfer any of its rights or obligations under any of the Loan Documents without the prior written consent of each of the Banks.

  NOTICES, ETC.

Except as otherwise expressly provided in this Credit Agreement, all notices and other communications made or required to be given pursuant to this Credit Agreement or the Notes shall be in writing and shall be delivered in hand, mailed by United States registered or certified first class mail, postage prepaid, sent by overnight courier, or sent by telegraph, telecopy, telefax or telex and confirmed by delivery via courier or postal service, addressed as follows:
(a) if to the Borrower, at 6900 Westcliff Drive, Las Vegas, Nevada 89128, Attention: Treasurer, telecopier number (702) 654-6927, or at such other address for notice as the Borrower shall last have furnished in writing to the Person giving the notice;
(b) if to the Agent, at 100 Federal Street, Boston, Massachusetts 02110, USA, Attention: Dexter Freeman, Vice President, telecopier number (617) 434-1955, or such other address for notice as the Agent shall last have furnished in writing to the Person giving the notice; and
(c)  if to any Bank, at such Bank's address set forth on Schedule
1 hereto, or such other address for notice as such Bank shall have last furnished in writing to the Person giving the notice.
Any such notice or demand shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand, overnight courier, telex or facsimile to a responsible officer of the party to which it is directed, at the time of the receipt thereof by such officer, or the sending of such facsimile or telex transmission (if such facsimile or telex transmission is sent during normal business hours on a Business Day) and (ii) if sent by registered or certified first-class mail, postage prepaid, on the third Business Day following the mailing thereof.

  GOVERNING LAW.

THIS CREDIT AGREEMENT AND EACH OF THE OTHER LOAN
DOCUMENTS, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED
THEREIN, ARE CONTRACTS UNDER THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID COMMONWEALTH OF MASSACHUSETTS (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW). THE BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS OR ANY FEDERAL COURT
SITTING THEREIN AND   CONSENT TO THE NONEXCLUSIVE JURISDICTION OF
SUCH COURT AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN SECT.20. THE BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

  HEADINGS.

The captions in this Credit Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

  COUNTERPARTS.

This Credit Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Credit Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

  ENTIRE AGREEMENT, ETC.

The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby. Neither this Credit Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in Sect.26.

  WAIVER OF JURY TRIAL.

Each of the Borrower, the Agent and the Banks hereby waives its
right to a jury   trial with respect to any action or claim arising
out of any dispute in connection with this Credit Agreement, the Notes or any of the other Loan Documents, any rights or obligations hereunder or thereunder or the performance of such rights and obligations.

  CONSENTS, AMENDMENTS, WAIVERS, ETC.

Except as otherwise expressly provided in this Credit Agreement, any consent or approval required or permitted by this Credit Agreement to be given by one or more or all of the Banks may be given, and any term of this Credit Agreement or of any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrower of any terms of this Credit Agreement or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Borrower and the written consent of the Majority Banks. Notwithstanding the foregoing, the rate of interest on the Notes (other than interest accruing pursuant to Sect.5.9 following the effective date of any waiver by the Majority Banks of the Default or Event of Default relating thereto), the Maturity Date, the due date for any payment required by this Agreement, the amount of the Commitments of the Banks, and the amount of commitment fee hereunder may not be changed without the written consent of the Borrower and the written consent of each Bank affected thereby; the definitions of Term Out Date, Maturity Date, and Majority Banks and the provisions of this Sect.26 may not be amended without the written consent of all of the Banks; and Sect.15 may not be amended without the written consent of the Agent. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of either Bank in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

  SEVERABILITY.

The provisions of this Credit Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in
any manner affect   such clause or provision in any other
jurisdiction, or any other clause or provision of this Credit Agreement in any jurisdiction.

IN WITNESS WHEREOF, the undersigned have duly executed this Credit Agreement as a sealed instrument as of the date first set forth above.

IC LEASING CORPORATION III


By:

Name:

Title:

THE FIRST NATIONAL BANK OF BOSTON, individually and as Agent


By:

Name:

Vice President


- --
EXHIBIT A


BORROWING BASE REPORT



- --
EXHIBIT B


FORM OF NOTE



- --
EXHIBIT C


REVOLVING CREDIT LOAN REQUEST



- --
EXHIBIT D


PRINCIPAL FINANCIAL OFFICER CERTIFICATE



- --
EXHIBIT E


ASSIGNMENT AND ACCEPTANCE



- --
SCHEDULE 1


- --
SCHEDULE 7.1


None

- --
SCHEDULE 7.15




1.Advances to Affiliates permitted by this Credit Agreement.

2.Reimbursements of expenses attributable to the Borrower but paid by Affiliates.

3.Reasonable management fees not to exceed $150,000 in any fiscal year.


- --
SCHEDULE 7.18


None


- --
SCHEDULE 7.19


None


- --
SCHEDULE 7.20


Account No. 210-225-199
Bank of America - Nevada
Las Vegas, Nevada


- --
SCHEDULE 9.1


None


- --
SCHEDULE 9.2


The rights of Interail, Inc. under that certain Railcar Management Agreement dated as of December 3, 1993 between Interail, Inc. and the Borrower, as the same may be amended, modified or supplemented from time to time.

- --
SCHEDULE 9.3


None


SCHEDULE 13.1

Waterloo Liens

Liens in existence on the date hereof with respect to certain real property (and certain fixtures, equipment, and other assets and property not relating to railcars or railcar leases), securing that certain Loan Agreement dated as of September 1, 1988 among Waterloo, ICR, and Century Life of America, as the same is amended, modified, supplemented, or restated and in effect from time to time.